UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CELGENE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CELGENE CORPORATION
86 Morris Avenue
Summit, New Jersey 07901
May 3 , 2010
Dear Stockholder:
On behalf of the Board of Directors, you are cordially invited to attend the 2010 Annual Meeting of Stockholders, or the Annual Meeting, of Celgene Corporation. Our 2010 Annual Meeting will be held on Wednesday, June 16, 2010, at 1:00 p.m. Eastern Time at the offices of Celgene Corporation, 86 Morris Avenue, Summit, New Jersey 07901. The formal Notice of Annual Meeting is set forth in the enclosed material.
The matters expected to be acted upon at the meeting are described in the attached Proxy Statement. During the shareholder meeting, stockholders will have the opportunity to ask questions and comment on our business operations.
We are pleased this year once again to take advantage of the Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of the attached Proxy Statement and a proxy card. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how each of our stockholders can receive a paper copy of our proxy materials, including the attached Proxy Statement and a form of proxy card. By furnishing the notice, we are lowering the costs and reducing the environmental impact of the Annual Meeting.
It is important that your views be represented. You may cast your vote by signing and dating the enclosed proxy card and promptly returning it in the provided return envelope. No postage is required if this envelope is mailed in the United States. You also have the option of voting your proxy via the Internet at www.proxyvote.com or by calling toll free via a touch-tone phone at 800-690-6903. Proxies submitted by telephone or over the Internet must be received by 11:59 p.m. Eastern Time on June 15, 2010. Although we encourage you to complete and return a proxy prior to the Annual Meeting to ensure that your vote is counted, you can attend the Annual Meeting and cast your vote at the Annual Meeting. If you vote by proxy and also attend the Annual Meeting, there is no need to vote again at the Annual Meeting unless you wish to change your vote.
We appreciate your investment in Celgene and urge you to cast your vote as soon as possible.

Sincerely,

Sol J. Barer, Ph.D.
Chairman of the Board and
Chief Executive Officer

CELGENE CORPORATION
86 Morris Avenue
Summit, New Jersey 07901

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Our 2010 Annual Meeting of Stockholders, or the Annual Meeting, of CELGENE CORPORATION will be held at the offices of Celgene Corporation, 86 Morris Avenue, Summit, New Jersey 07901 on June 16, 2010, beginning at 1:00 p.m. Eastern Time for the following purposes:
1.	to elect nine directors;

2.	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3.	to transact any such other business as may properly come before the Annual Meeting and at any adjournment or postponement thereof.
The Board of Directors has fixed the close of business on April 20, 2010 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting.

By order of the Board of Directors,

Sol J. Barer, Ph.D.
Chairman of the Board and
Chief Executive Officer
May 3, 2010
YOUR VOTE IS IMPORTANT

Please vote via the Internet or telephone.
Internet: www.proxyvote.com
Phone: 800-690-6903

If you request a proxy card, please mark, sign and date the proxy card when received and return it promptly in the self-addressed, stamped envelope we will provide.

CELGENE CORPORATION
86 Morris Avenue
Summit, New Jersey 07901

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors for the annual meeting of stockholders (which we refer to as the Annual Meeting) of Celgene Corporation, a Delaware corporation (“Celgene,” the “Company,” “we,” “our” or “us”), to be held on June 16, 2010, and at any adjournment or postponement thereof. The proxy materials include this proxy statement for the Annual Meeting and a form of proxy card. When we refer to our fiscal year, we mean the 12-month period ending December 31 of the stated year (for example, fiscal 2009 is January 1, 2009 through December 31, 2009).
Electronic Notice and Mailing
Pursuant to the rules promulgated by the Securities and Exchange Commission, or the SEC, we are making our proxy materials available to you on the Internet. Accordingly, we will mail a Notice of Internet Availability of proxy materials (which we refer to as the Notice of Internet Availability) to the beneficial owners of our common stock, par value $0.01 per share, or Common Stock, on or about May 3, 2010. From the date of the mailing of the Notice of Internet Availability until the conclusion of the Annual Meeting, all beneficial owners will have the ability to access all of the proxy materials at www.proxyvote.com. All stockholders will have an opportunity to request a paper or e-mail delivery of these proxy materials.
The Notice of Internet Availability will contain:
•	the date, time and location of the Annual Meeting, the matters to be acted upon at the Annual Meeting and the Board of Directors’ recommendation with regard to each matter;
•	the Internet address that will enable access to the proxy materials;
•	a comprehensive listing of all proxy materials available on the website;
•	a toll-free phone number, e-mail address and Internet address for requesting either paper or e-mail delivery of proxy materials;
•	the last reasonable date a stockholder can request materials and expect them to be delivered prior to the meeting; and
•	instructions on how to access the proxy card.
You may also request a paper or e-mail delivery of the proxy materials on or before the date provided in the Notice of Internet Availability by calling 1-800-579-1639. We will fill your request within three business days. You will also have the option to establish delivery preferences that will be applicable for all your future mailings.
Record Date and Voting Securities
Only stockholders of record at the close of business on April 20, 2010, the record date for the Annual Meeting, or the Record Date, will be entitled to notice of and to vote at the Annual Meeting. On the Record Date we had outstanding 460,858,718 shares of Common Stock, which are our only securities entitled to vote at the Annual Meeting, each share being entitled to one vote.

How to Vote
Stockholders of record (that is, stockholders who hold their shares in their own name) can vote any one of four ways:
(1) By Internet: Go to the website www.proxyvote.com to vote via the Internet. You will need to follow the instructions on your proxy card and the website. If you vote via the Internet, you may incur telephone and Internet access charges.
(2) By Telephone: Call the toll-free number 1-800-690-6903 to vote by telephone. You will need to follow the instructions on your proxy card and the recorded instructions.
(3) By Mail: If you prefer, you can contact us to obtain copies of all proxy materials, including proxy cards, by calling 1-800-579-1639, or by mail: Celgene Corporation, 86 Morris Avenue, Summit, New Jersey 07901, Attention: Corporate Secretary. If you contact us to request a proxy card, please mark, sign and date the proxy card and return it promptly in the self-addressed, stamped envelope, that we will provide. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.
(4) In Person: You can attend the Annual Meeting, or send a personal representative with an appropriate proxy, to vote by ballot. Only record or beneficial owners of Common Stock or their proxies may attend the Annual Meeting in person. When you arrive at the Annual Meeting, you must present photo identification, such as a driver’s license. Beneficial owners also must provide evidence of stock holdings, such as a recent brokerage account or bank statement.
If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote via the Internet or by telephone, do not mail a proxy card.
If your shares are held in the name of a bank, broker or other holder of record (that is, “street name”), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Internet and telephone voting also will be offered to stockholders owning shares through most banks and brokers.
Revocability of Proxies
Stockholders who execute proxies may revoke them by giving written notice to our Chief Executive Officer at any time before such proxies are voted. Attendance at the Annual Meeting shall not have the effect of revoking a proxy unless the stockholder so attending shall, in writing, so notify the Secretary of the Annual Meeting at any time prior to the voting of the proxy at the Annual Meeting.
Other Matters
The Board of Directors does not know of any matter that is expected to be presented for consideration at the Annual Meeting, other than the election of directors and the ratification of the appointment of our independent registered public accounting firm for fiscal 2010. However, if other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their judgment.

Solicitation Expenses
We will bear the cost of the Annual Meeting and the cost of soliciting proxies, including the cost of mailing the proxy material. In addition to solicitation by mail, our directors, officers and regular employees (who will not be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxies and proxy material to their principals, and we will reimburse them for their expenses. In addition, we have retained Broadridge Financial Solutions, or Broadridge, to assist in the mailing, collection and administration of the proxy. Broadridge’s fee is estimated to be $360,000 plus reasonable out-of-pocket expenses.
Voting Procedures; Abstentions
If your shares are held by a broker, your broker cannot vote your shares for the election of directors unless you provide voting instructions. In 2009, the SEC approved an amendment to New York Stock Exchange Rule 452 that eliminated broker discretionary voting for the election of directors. This means that your broker no longer has the discretion to vote shares held on your behalf with respect to the election of directors. Therefore, if your shares are held by a broker, please instruct your broker regarding how to vote your shares on the election of directors. This will ensure that your shares are counted with respect to the election of directors.
All proxies received pursuant to this solicitation will be voted except as to matters where authority to vote is specifically withheld and, where a choice is specified as to the proposal, they will be voted in accordance with such specification. If no instruction is given, the persons named in the proxy solicited by our Board of Directors intend to vote FOR the election of the nine directors and FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2010.
A majority of the outstanding shares of Common Stock entitled to vote on the Record Date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting and any adjournment or postponement thereof. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons eligible to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be counted as present or represented for purposes of establishing a quorum for the transaction of business.
On December 16, 2009, our Board of Directors approved and adopted an amendment to our By-Laws, effective as of that date (referred to as the By-Laws Amendment), to provide for the election of directors by majority voting in uncontested elections rather than by plurality voting as was historically our practice. Plurality voting is retained for contested elections.
In connection with the By-Laws Amendment, the Board also adopted a policy in furtherance of the majority voting principle of the By-Laws Amendment. Under the Board’s policy, in uncontested elections, an incumbent director nominee who does not receive the required votes for re-election is expected to tender his or her resignation to the Board. The Nominating and Governance Committee of the Board of Directors (referred to as the Nominating Committee) will recommend to the Board whether to accept or reject the tendered resignation within 90 days after certification of the election results and the Board will act on the Committee’s recommendation. We will promptly disclose the Board’s decision regarding whether to accept the tendered resignation (or, if applicable, the reason for rejecting the tendered resignation).
Abstentions and broker non-votes will have no effect on the election of directors or the proposed ratification of the appointment of KPMG LLP as our independent registered public accounting firm, as these items require the affirmative vote of a majority of shares of Common Stock cast in person or by proxy.

MATTERS TO COME BEFORE THE ANNUAL MEETING
PROPOSAL ONE:
Election of Directors
Nominees
At the Annual Meeting, nine directors, who have been nominated by the Nominating Committee, are to be elected, each to hold office (subject to our By-Laws) until the next annual meeting and until his or her successor has been elected and qualified. All of the nominees for director currently serve as directors and were elected by the stockholders at the 2009 Annual Meeting, except for Ms. Carrie S. Cox, who was elected director effective December 16, 2009.
Each nominee has consented to being named as a nominee in this proxy statement and to serve if elected. If any nominee listed in the table below should become unavailable for any reason, which the Board of Directors does not anticipate, the proxy will be voted for any substitute nominee or nominees who may be selected by the Board of Directors prior to or at the Annual Meeting, or, if no substitute is selected by the Board of Directors prior to or at the Annual Meeting, for a motion to reduce the membership of the Board of Directors to the number of nominees available. Directors will be elected by an affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy. There are no family relationships between any of our directors and executive officers. The information concerning the nominees and their security holdings has been furnished by them to us.
Our directors are nominated by the Nominating Committee. As discussed elsewhere in this proxy statement, in evaluating director nominees, the Nominating Committee considers characteristics that include integrity, business experience, financial acumen, leadership abilities, familiarity with our businesses and businesses similar or analogous to ours, and the extent to which a candidate’s knowledge, skills, background and experience are already represented by other members of our Board of Directors. Listed below are our directors and executive officers with their biographies. In addition, we have summarized for each director why such director has been chosen to serve on our Board of Directors.

Name	Age	Position

Sol J. Barer, Ph.D.	63	Chief Executive Officer and Chairman of the Board
Robert J. Hugin	55	President, Chief Operating Officer and Director
Michael D. Casey	64	Director
Carrie S. Cox	52	Director
Rodman L. Drake	67	Director
Gilla Kaplan, Ph.D.	63	Director
James J. Loughlin	67	Director
Ernest Mario, Ph.D.	72	Director
Walter L. Robb, Ph.D.	82	Director
Sol J. Barer, Ph.D. has served as our Chief Executive Officer since May 1, 2006. However, as discussed in more detail in the sections entitled “2010 CEO Transition” and “Additional Information Regarding Executive Compensation—Employment Agreements—CEO Transition,” effective immediately after the Annual Meeting on June 16, 2010, Dr. Barer will transition from Chief Executive Officer to Executive Chairman of the Board of Directors until December 31, 2010. Thereafter, Dr. Barer will serve as non-executive Chairman of the Board of Directors until immediately after our 2011 annual meeting of stockholders and as a consultant from January 1, 2011 until December 31, 2012. Dr. Barer served as our President from October 1993 to May 1, 2006 and as our Chief Operating Officer from March 1994 to May 1, 2006. Dr. Barer has served as the Chairman of our Board of Directors since January 2, 2007 and, since March 1994, has served as one of our directors. He is also the Chairman of the Executive Committee of our Board of Directors. Dr. Barer was Senior Vice President—Science and Technology and Vice President/General Manager—Chiral Products from October 1990 to October 1993 and our Vice President—Technology from September 1987 to October 1990. Dr. Barer received a Ph.D. in organic chemistry from Rutgers University. Dr. Barer is also a director of Amicus Therapeutics and serves on the Board of Trustees of BioNJ and the Board of the Brooklyn College Foundation. Dr. Barer previously served as Commissioner of the New Jersey Commission on Science and Technology.

Dr. Barer brings to his role as Chairman of the Board of Directors his significant executive experience in Celgene, as well as his leadership roles in other organizations. In particular, his experience as Chief Executive Officer of Celgene, and the depth and breadth of his knowledge of our businesses and industry, enables him to provide valuable leadership on complex business matters that we face on an ongoing basis.
Robert J. Hugin has served as our Chief Operating Officer and President since May 1, 2006. However, as discussed in more detail in the sections entitled “2010 CEO Transition” and “Additional Information Regarding Executive Compensation—Employment Agreements—CEO Transition,” effective immediately after the Annual Meeting on June 16, 2010, Mr. Hugin will become our new Chief Executive Officer simultaneously with Dr. Barer’s transition to Executive Chairman. He served as our Senior Vice President and Chief Financial Officer from June 1999 until May 1, 2006. Mr. Hugin has served as one of our directors since December 2001. Previously, Mr. Hugin had been a Managing Director at J.P. Morgan & Co. Inc., which he joined in 1985. Mr. Hugin received an A.B. degree from Princeton University and an M.B.A. from the University of Virginia. Mr. Hugin is also a director of The Medicines Company, Atlantic Health System, Inc., a non-profit health care system, and Family Promise, a national non-profit network assisting homeless families.
Mr. Hugin brings to his role as director his extensive executive and leadership experience at Celgene and in his former position as a Managing Director at J.P. Morgan & Co. Inc., as well as his leadership roles on the boards of a public company and a non-profit health care company. In particular, his experience as former Chief Financial Officer of Celgene and his current roles as Celgene’s Chief Operating Officer and President enable him to provide important leadership on complex business and financial matters that guide the strategic and operating framework of a high growth company such as Celgene. Additionally, for the last two years Mr. Hugin has served as Chairman of the HealthCare Institute of New Jersey and as a Board member of the Pharmaceutical Research and Manufacturers Association. In these roles, he has gained valuable insight on regulatory, legal and legislative issues affecting Celgene and our industry.
Michael D. Casey has served as one of our directors since August 2002, is Chairman of the Nominating Committee and a member of the Executive Committee (since December 2006) and the Management Compensation and Development Committee (referred to as the Compensation Committee) (since April 2006) of our Board of Directors. He became our lead independent director in June 2007. Mr. Casey was a member of the Audit Committee from August 2002 through December 2006. From September 1997 to February 2002, Mr. Casey served as the Chairman, President, Chief Executive Officer and a director of Matrix Pharmaceutical, Inc. From November 1995 to September 1997, Mr. Casey was Executive Vice President at Schein Pharmaceutical, Inc. (or Schein Pharmaceutical). In December 1996, he was appointed President of the retail and specialty products division of Schein Pharmaceutical. From June 1993 to November 1995, he served as President and Chief Operating Officer of Genetic Therapy, Inc. Mr. Casey was President of McNeil Pharmaceutical (a unit of Johnson & Johnson) from 1989 to June 1993 and Vice President, Sales and Marketing for Ortho Pharmaceutical Corp. (a subsidiary of Johnson & Johnson) from 1985 to 1989. Mr. Casey is also a director of Durect Corp. and AVI BioPharma, and served as director of Allos Therapeutics, Inc. through January 2010.
Mr. Casey brings to his service as a director his significant experience in leadership roles as President, Chief Executive Officer or senior officer of several national pharmaceutical companies. In addition to those listed above, he has previously served as a director of several other pharmaceutical/biotech companies.
Carrie S. Cox was elected to the Board of Directors effective December 16, 2009 and is a member of the Audit Committee (since March 2010). Ms. Cox served as Executive Vice President and President of Schering-Plough’s Global Pharmaceutical Business until November 3, 2009 when Schering-Plough merged with Merck & Co., Inc. Prior to joining Schering-Plough, Ms. Cox served as President of Pharmacia Corporation’s pharmaceutical business until its merger with Pfizer Inc. in 2003. Ms. Cox is a member of the Board of Directors of Texas Instruments and has served on their audit and compensation committees, and has recently been appointed to the Board of Directors of Cardinal Health, Inc. Ms. Cox is also a member of the Harvard School of Public Health’s Health Policy and Management Executive Council and a member of the Board of Overseers of the University of Pennsylvania Museum of Archaeology and Anthropology. Ms. Cox is a graduate of the Massachusetts College of Pharmacy.
Ms. Cox brings to her service as a director her distinguished career in global healthcare and her significant experience and leadership roles serving in executive positions of some of the largest and most successful multi-national healthcare companies in the world.

Rodman L. Drake has served as one of our directors since April 2006, is Chairman of the Compensation Committee since June 2007 and a member of the Nominating Committee of our Board of Directors. Since January 2002, Mr. Drake has been Managing Director of Baringo Capital LLC, a private equity group he co-founded. From November 1997 to January 2002, Mr. Drake was president of Continuation Investments Group Inc., a private equity firm. Prior to that, Mr. Drake was co-chairman of the KMR Power Company and Chief Executive Officer and Managing Director of Cresap McCormick and Paget, a leading management consulting firm, and served as President of the Mandrake Group, a consulting firm specializing in strategy and organizational design. He is a member of the boards of directors of The Student Loan Corporation, Jackson Hewitt Tax Service, Inc., Crystal River Capital, Inc. and The Animal Medical Center of New York. He is the Chairman of the Helios Funds and a Trustee of the Columbia Atlantic Funds. From 2007 to 2009, Mr. Drake served as a member of the board of directors of Golden Minerals Company, formerly Apex Silver Mines Limited.
Mr. Drake brings to his service as a director his breadth of experience in corporate governance, finance, strategy and organizational design, as well as his extensive experience as a member of various boards of directors.
Gilla Kaplan, Ph.D. has served as one of our directors since April 1998 and is a member of the Audit Committee of our Board of Directors. Dr. Kaplan is head of the Laboratory of Mycobacterial Immunity and Pathogenesis at The Public Health Research Institute Center at the University of Medicine and Dentistry of New Jersey in Newark, New Jersey, where she was appointed full Member in 2002. Dr. Kaplan also was appointed, in 2005, Professor of Medicine at the University of Medicine and Dentistry of New Jersey. Previously, Dr. Kaplan was an immunologist in the Laboratory at Cellular Physiology and Immunology at The Rockefeller University in New York where she was an Associate Professor.
Dr. Kaplan brings to her service as a director her distinguished career in medical research, including her current role as head of the Laboratory of Mycobacterial Immunity and Pathogenesis at The Public Health Research Institute Center and her past roles and experiences in the field of immunology.
James J. Loughlin has served as one of our directors since January 2007, is Chairman of the Audit Committee (since June 2008) and a member of the Compensation Committee (since June 2008) of our Board of Directors. Mr. Loughlin served as the National Director of the Pharmaceuticals Practice at KPMG LLP (or KPMG), including a five-year term as member of the Board of Directors of KPMG. Additionally, Mr. Loughlin served as Chairman of the Pension and Investment Committee of the KPMG Board from 1995 through 2001. He also served as Partner in charge of Human Resources, Chairman of the Personnel and Professional Development Committee, Secretary and Trustee of the Peat Marwick Foundation and a member of the Pension, Operating and Strategic Planning Committees. In addition, Mr. Loughlin served as a member of the Boards of Directors of Alfacell Corporation (until 2008) and Datascope Corp. (until January 2009).
Mr. Loughlin brings to his service as a director his valuable experiences as National Director of the Pharmaceuticals Practice at KPMG, his service as Chairman of the Pension and Investment Committee of the KPMG Board and his service on various other committees and foundations. In particular, through his professional association with KPMG, including a five-year term as member of the Board of Directors of KPMG, Mr. Loughlin brings to our Board of Directors an extensive background in accounting and financial reporting, qualifying him as one of the audit committee financial experts.
Ernest Mario, Ph.D. has served as one of our directors since August 2007 and is a member of the Nominating Committee (since August 2007) and the Executive Committee (since June 2008) of our Board of Directors. Dr. Mario is a former Deputy Chairman and Chief Executive of Glaxo Holdings plc and a former Chairman and Chief Executive Officer of ALZA Corporation. Dr. Mario has been a Director of Boston Scientific since October 2001 and currently is the Lead Director of Pharmaceutical Product Development. From 2003 to 2007, he was Chairman and Chief Executive of Reliant Pharmaceuticals. Dr. Mario currently is the Chief Executive Officer and Chairman of Capnia, Inc., a privately held specialty pharmaceutical company in Palo Alto, CA. A former Trustee of Duke University, he serves on the Board of the Duke University Health System. He is Chairman of the American Foundation for Pharmaceutical Education and serves as an advisor to the pharmacy schools at the University of Rhode Island and The Ernest Mario School of Pharmacy at Rutgers University. Dr. Mario is the recipient of the 2007 Remington Honor Medal, which is the highest recognition given by the American Pharmacists Association.
Dr. Mario brings to his service as director his extensive experience and professional recognition in the pharmaceutical industry, as well as his leadership experience with various boards of directors and foundations.

Walter L. Robb, Ph.D. has served as one of our directors since 1992 and is a member of the Audit Committee of our Board of Directors. He has been a private consultant and President of Vantage Management Inc., a consulting and investor services company, since January 1993. Dr. Robb was Senior Vice President for Corporate Research and Development of General Electric Company, and a member of its Corporate Executive Council from 1986 to December 1992. Dr. Robb is Chairman of the Board of Directors of Capital District Sports. He also is a director of Mechanical Technology, Inc., a public company, and several private companies.
Dr. Robb brings to his service as director his significant managerial experience, his experience in consulting and investor services, and his experience as a member of various public and private companies. Dr. Robb also serves as one of our audit committee financial experts.
RECOMMENDATION OF THE BOARD OF DIRECTORS
THE BOARD OF DIRECTORS UNANIMOUSLY
RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE UNDER PROPOSAL ONE.

Security Ownership of Certain Beneficial Owners and Management
The table below sets forth the beneficial ownership of Common Stock as of March 17, 2010 by (i) each director, (ii) each Named Executive Officer (as defined below), (iii) all of our directors and Named Executive Officers as a group and (iv) all persons known by the Board of Directors to be beneficial owners of more than five percent of the outstanding shares of Common Stock. Shares of Common Stock subject to warrants and/or options that are currently exercisable or exercisable within 60 days of March 17, 2010 are deemed outstanding for computing the ownership percentage of the stockholder holding such warrants and/or options, but are not deemed outstanding for computing the ownership percentage of any other stockholder. Unless otherwise noted, the address of each stockholder is Celgene Corporation, 86 Morris Avenue, Summit, New Jersey 07901.

Name and Address	Amount and Nature		Percent
of Beneficial Ownership †	of Beneficial Ownership		of Class
Sol J. Barer, Ph.D.	3,001,487	(1)(2)(3)	*
Robert J. Hugin	2,168,450	(1)(2)(4)	*
David W. Gryska	253,994	(1)(2)	*
Aart Brouwer	530,945	(1)	*
Graham Burton, MBBS, FRCP	410,444	(1)(2)	*
Michael D. Casey	189,263	(1)	*
Carrie S. Cox	25,000	(1)
Rodman L. Drake	84,468	(1)	*
Gilla Kaplan, Ph.D.	269,263	(1)(5)	*
James J. Loughlin	67,113	(1)(6)	*
Ernest Mario, Ph.D.	64,638	(1)	*
Walter L. Robb, Ph.D.	63,385	(1)	*
All our directors and current executive officers as a group (12 persons)	7,128,450	(7)	1.5%
FMR LLC (“FMR”) 82 Devonshire Street Boston, MA 02109	9,816,062	(8)	2.0%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	23,866,237	(9)	5.2%
Janus Capital Management LLC (“Janus Capital”) 151 Detroit Street Denver, CO 80206	47,670,046	(10)	10.4%

†	Arthur Hull Hayes, Jr., M.D., who served as a member of our Board of Directors, passed away on February 11, 2010.

*	Less than one percent (1%)

(1)
Includes shares of Common Stock that the directors and executive officers have the right to acquire through the exercise of warrants and/or options within 60 days of March 17, 2010 as follows: Sol J. Barer — 2,349,901 (2,313,541 through the exercise of options and 36,360 through the exercise of warrants); Robert J. Hugin — 1,602,574; David W. Gryska — 246,319; Aart Brouwer — 428,167; Graham Burton — 339,913; Michael D. Casey — 187,208; Carrie S. Cox — 25,000; Rodman L. Drake — 79,708; Gilla Kaplan — 244,440; James J. Loughlin — 63,458; Ernest Mario — 52,583; and Walter L. Robb — 52,208. Shares of Common Stock underlying options and/or warrants are deemed outstanding and beneficially owned by such director or executive officer if such options and/or warrants may be exercised within 60 days of March 17, 2010, regardless of whether such exercise is actually effected.

Does not include shares of Common Stock that the directors and executive officers have the right to acquire through the exercise of options not exercisable within 60 days of March 17, 2010, as follows: Sol J. Barer — 0; Robert J. Hugin — 0; David W. Gryska — 0; Aart Brouwer — 0; Graham Burton — 0; Michael D. Casey — 0; Carrie S. Cox — 0; Rodman L. Drake — 0; Gilla Kaplan — 0; James J. Loughlin — 5,000; Ernest Mario — 12,500; and Walter L. Robb — 0.

Pursuant to our 2008 Stock Incentive Plan (Amended and Restated as of June 17, 2009), or the 2008 Stock Incentive Plan, options granted to employees (including executive officers) and non-employee directors are immediately exercisable, whether or not they are subject to a vesting schedule (with the shares of Common Stock acquired upon exercise to be held until fully vested); thus executive officers and non-employee directors have the right to exercise all options granted under the 2008 Stock Incentive Plan within 60 days of March 17, 2010 (and shares underlying all such options are included in the executive officer’s and director’s beneficial ownership reported in the above table).

(2)	Includes shares of Common Stock held under our 401(k) Plan as follows: Sol J. Barer — 60,984; Robert J. Hugin — 12,468; David W. Gryska — 453; and Graham Burton — 2,994.

(3)
Includes with respect to Dr. Barer (i) 17,274 shares of Common Stock owned by a family foundation of which Dr. Barer is a trustee, (ii) an aggregate of 408,337 shares of Common Stock underlying options that are exercisable within 60 days of March 17, 2010 held by the Sol Barer 2009 and 2008 Grantor Retained Annuity Trusts and (iii) an aggregate of 398,523 shares of Common Stock underlying options that are exercisable within 60 days of March 17, 2010 held by the Meryl Barer 2009 and 2008 Grantor Retained Annuity Trusts. Meryl Barer is Dr. Barer’s spouse. Dr. Barer disclaims beneficial ownership over shares of Common Stock underlying options held by the Meryl Barer 2009 and 2008 Grantor Retained Annuity Trusts.

(4)
Includes with respect to Mr. Hugin 158,727 shares of Common Stock owned by a family foundation of which Mr. Hugin is a trustee and an aggregate of 4,800 shares of Common Stock owned by Mr. Hugin’s children.

(5)
Includes 22,768 shares of Common Stock underlying the options that are exercisable within 60 days of March 17, 2010 held by Dr. Kaplan’s family trusts. The trustee of the trusts is Dr. Kaplan’s brother-in-law and the beneficiaries of the trusts are Dr. Kaplan’s immediate family members. Dr. Kaplan disclaims beneficial ownership over the shares of Common Stock underlying options held by the trusts.

(6)	Includes an aggregate of 600 shares of Common Stock owned by a family trust of which Mr. Loughlin’s spouse is a trustee.

(7)
Includes or excludes, as the case may be, shares of Common Stock as indicated in the preceding footnotes and shares of Common Stock subject to options and/or warrants that are currently exercisable or exercisable within 60 days of March 17, 2010.

(8)
Information regarding FMR was obtained from a Schedule 13G/A, filed by FMR with the SEC on February 16, 2010. Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 (“Section 203”), is the beneficial owner of 9,131,498 shares of Common Stock, as a result of acting as an investment adviser to various investment companies. Each of Edward C. Johnson III, FMR’s Chairman, and FMR, through its control of Fidelity, and the investment companies has sole power to dispose of 9,131,498 shares of Common Stock. Strategic Advisers, Inc., a wholly owned subsidiary of FMR and an investment adviser registered under Section 203, is the beneficial owner of 1,693 shares of Common Stock, as a result of its service as an investment advisor to individuals. Each of Edward C. Johnson III, FMR’s Chairman, and FMR, through its control of Fidelity, and the investment companies has sole power to dispose of 1,693 shares of Common Stock. Pyramis Global Advisors, LLC, an indirect wholly owned subsidiary of FMR and an investment adviser registered under Section 203, is the beneficial owner of 102,180 shares of Common Stock, as a result of its service as an investment advisor to various institutional accounts, non-U.S. mutual funds or investment companies. Each of Edward C. Johnson III, FMR’s Chairman, and FMR, through its control of Fidelity, and the investment companies has sole power to dispose of 102,180 shares of Common Stock. Pyramis Global Advisors Trust Company, an indirect wholly owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Exchange Act is the beneficial owner of 580,691 shares of Common Stock, as a result of its serving as investment manager of institutional accounts owning such shares. Each of Edward C. Johnson III, FMR’s Chairman, and FMR, through its control of Fidelity, and the investment companies has sole power to dispose of 580,691 shares of Common Stock.

(9)
Information regarding BlackRock, Inc. was obtained from a Schedule 13G, filed by BlackRock, Inc. with the SEC on January 29, 2010. Such Schedule 13G reflects that substantially all of the Barclays Global Investors Entities are subsidiaries of BlackRock, Inc. BlackRock, Inc. may be deemed to be the beneficial owner of 23,866,237 shares of Common Stock. BlackRock, Inc. has sole voting and dispositive power over 23,866,237 shares of Common Stock.

(10)
Information regarding Janus Capital was obtained from a Schedule 13G/A, filed by Janus Capital with the SEC on February 16, 2010. Such Schedule 13G/A reflects that Janus Capital has a direct 91.8% ownership stake in INTECH Investment Management (“INTECH”) and a direct 77.8% ownership stake in Perkins Investment Management LLC (“Perkins”). Due to the above ownership structure, holdings for Janus Capital, INTECH and Perkins were aggregated for purposes of the Janus Capital Schedule 13G/A. Janus Capital, INTECH and Perkins are registered investment advisers, each furnishing investment advice to various investment companies registered under the Investment Company Act of 1940 and to individual and institutional clients (collectively referred to herein as “Managed Portfolios”). As a result of its role as an investment adviser or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of 47,670,046 shares of Common Stock held by such Managed Portfolios. As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, INTECH may be deemed to be the beneficial owner of 559,685 shares of Common Stock held by such Managed Portfolios. Janus Capital has sole voting power and dispositive power over 47,670,046 shares of Common Stock and shared voting and dispositive power over 559,685 shares of Common Stock with INTECH.

Board Independence
No director will be deemed to be independent unless the Board of Directors affirmatively determines that the director has no material relationship with us, directly or as an officer, stockholder or partner of an organization that has such a relationship. The Board of Directors observes all criteria for independence established by the Nasdaq Stock Market, or Nasdaq, under its applicable Listing Rules. In its annual review of director independence, the Board of Directors has determined that all of our non-employee directors, constituting a majority of all of our directors, may be classified as “independent” within the meaning of Rule 5605(a)(2) of the Nasdaq Listing Rules. Executive sessions of our independent directors are convened in conjunction with each regularly scheduled Board of Directors meetings.
Board Meetings; Committees and Membership
The Board of Directors held seven meetings during fiscal 2009. During fiscal 2009, each of the directors then in office attended more than 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings of all committees of the Board on which such director served. Our policy is to encourage our Board members to attend all annual meetings and any special meeting of stockholders. All of our directors attended the 2009 Annual Meeting of stockholders.
We maintain the following committees of the Board of Directors: the Executive Committee, the Compensation Committee, the Nominating Committee and the Audit Committee. Except for the Executive Committee, each committee is comprised entirely of directors who may be classified as “independent” within the meaning of Rule 5605(a)(2) of the Nasdaq Listing Rules. Other than the Executive Committee, each committee acts pursuant to a separate written charter, and each such charter has been adopted and approved by the Board of Directors. A copy of the Amended and Restated Audit Committee Charter, the Compensation Committee Charter and the Nominating Committee Charter are available on our website at http://www.celgene.com by choosing the “Investor Relations” link and clicking on the “Corporate Governance” section.

The Executive Committee
The Executive Committee’s current members are Dr. Sol J. Barer, (Chairman), Michael D. Casey and Ernest Mario, Ph.D.. The Executive Committee held one meeting during fiscal 2009. The Executive Committee has and may exercise all of the powers and authority of our full Board of Directors, subject to certain exceptions.
The Compensation Committee
The Compensation Committee’s current members are Rodman L. Drake (Chairman), Michael D. Casey and James J. Loughlin. The Compensation Committee held four formal meetings and a series of informal meetings during fiscal 2009. The Compensation Committee annually reviews the total compensation package for all executive officers, including the Chief Executive Officer, considers modification of existing compensation and benefit programs and the adoption of new plans and administers the plans and reviews the compensation of non-employee members of the Board of Directors. The Compensation Committee has (i) the full power and authority to interpret the provisions and supervise the administration of the Anthrogenesis Corporation Qualified Employee Incentive Stock Option Plan, the Signal Pharmaceuticals, Inc. 2000 Equity Incentive Plan, our 1992 Long-Term Incentive Plan, our 2008 Stock Incentive Plan and the Pharmion Corporation 2000 Stock Incentive Plan, (ii) the full power and authority to administer and interpret the Celgene Corporation 2005 Deferred Compensation Plan, or the Nonqualified Plan, and (iii) the authority to review all matters relating to our personnel.
Compensation Committee Consultant
The Compensation Committee has retained Radford, a separate business unit of Aon Consulting and a separate division of Aon Corporation, which we refer to as “Radford,” as its outside compensation consultant since 2004. Radford was retained by the Compensation Committee as a result of a competitive bidding process executed by the Compensation Committee. Management did not specifically recommend Radford. Radford regularly meets with the Compensation Committee and provides advice regarding the design and implementation of our executive compensation program as well as our director compensation program. In particular, Radford:
•	reviews and makes recommendations regarding executive and director compensation (including amounts and forms of compensation);
•	provides market data and performs benchmarking;
•	advises the Compensation Committee as to best practices; and
•	assists in the preparation of our compensation-related disclosure included in this Proxy Statement.
In providing its services to the Compensation Committee, with the Compensation Committee’s knowledge, Radford may contact the Company’s management from time to time to obtain data and other information from the Company and to work together in the development of proposals and alternatives for the Compensation Committee to review and consider. In fiscal 2009, the cost of Radford’s executive compensation and director compensation consulting services was $159,389.
In addition, in fiscal 2009, (i) Aon Consulting, an affiliate of Radford, was retained by Celgene to provide global employee benefits consulting services and (ii) Aon Risk Services, an affiliate of Radford, was retained by Celgene for various insurance-related consulting services. In fiscal 2009, the cost of such other consulting services was $62,517. Our management recommended to the committee that the Company continue to engage Radford compensation survey data and ad hoc compensation consulting services beyond executive and board compensation work because management believes that Radford remains the leader in providing those services in the biotechnology and pharmaceutical industry.
The Compensation Committee regularly evaluates the nature and scope of the services provided by Radford. The Compensation Committee approved the fiscal 2009 executive and director compensation consulting services described above. Although the Compensation Committee was aware of the other services performed by Aon Consulting and Aon Risk Services, the Compensation Committee did not review such other services as those services were reviewed and approved by management in the ordinary course of business.

In order to ensure that Radford is independent, Radford is only engaged by, takes direction from, and reports to, the Compensation Committee and, accordingly, only the Compensation Committee has the right to terminate or replace Radford at any time. Further, Radford maintains certain internal controls within Aon which include, among other things:
•	Radford is managed separately from Aon and performance is measured solely on the Radford business;
•	No commissions or cross revenue is provided to Aon in the event that Aon introduces Radford to an account, and no Aon staff member is paid commissions or incentives for Radford services;
•	Radford is not rewarded for selling Aon services nor is Radford required to cross-sell services;
•	Radford maintains its own account management structure, contact database and IT network and its survey data is on a separate IT platform from Aon; and
•	No member of Radford’s team is involved in, or sits on, any Aon committee for purposes of selling Aon services.
The Nominating Committee The Nominating Committee’s current members are Michael D. Casey (Chairman), Rodman L. Drake and Ernest Mario. The Nominating Committee held four meetings in fiscal 2009. The Nominating Committee determines the criteria for nominating new directors, recommends to the Board of Directors candidates for nomination to the Board of Directors and oversees the evaluation of the Board of Directors. The Nominating Committee’s process to identify and evaluate candidates for nomination to the Board of Directors includes consideration of candidates for nomination to the Board of Directors recommended by stockholders. Such stockholder recommendations must be delivered to our Corporate Secretary, together with the information required to be filed in a proxy statement with the SEC regarding director nominees, and each such nominee must consent to serve as a director if elected, no later than the deadline for submission of stockholder proposals as set forth in our By-Laws and under the section of this proxy statement entitled “Stockholder Nominations.” In considering and evaluating such stockholder proposals that have been properly submitted, the Nominating Committee will apply substantially the same criteria that the Nominating Committee believes must be met by a Nominating Committee-recommended nominee as described below. To date, we have not received any recommendation from stockholders requesting that the Nominating Committee consider a candidate for inclusion among the Nominating Committee’s slate of nominees in our proxy statement.
In addition, certain identification and disclosure rules apply to director candidate proposals submitted to the Nominating Committee by any single stockholder or group of stockholders that has beneficially owned more than five percent of Common Stock for at least one year, referred to as a Qualified Stockholder Proposal. If the Nominating Committee receives a Qualified Stockholder Proposal with the necessary notice, information and consent provisions as referenced above, the proxy statement to which the Qualified Stock Proposal referred will disclose the name of the proposed candidate and the stockholder (or stockholder group) who recommended the candidate and will also disclose whether or not the Nominating Committee chose to nominate the proposed candidate. However, no such disclosure will be made without the written consent of both the stockholder (or stockholder group) and the proposed candidate to be so identified. The procedures described in this paragraph are meant to establish additional requirements and are not meant to replace or limit stockholders’ general nomination rights in any way.
In evaluating director nominees, the Nominating Committee currently considers the following factors:
•	our needs with respect to the particular competencies and experience of our directors;
•
the knowledge, skills and background of nominees, including experience in relevant functional areas, in light of prevailing business conditions and the knowledge, skills, background and experience already possessed by other members of our Board of Directors;

•	familiarity with our business and businesses similar or analogous to ours; and
•	financial acumen and corporate governance experience.
The Nominating Committee identifies nominees first by evaluating the current members of the Board of Directors willing to continue in service. If any member of the Board does not wish to continue in service or if the Nominating Committee or the Board of Directors decides not to re-nominate a member for re-election, the Nominating Committee will identify the required skills, background and experience of a new nominee, in tandem with prevailing business conditions, and will source relevant candidates and present to the Board of Directors suggestions as to individuals who meet the required criteria. The Nominating Committee utilizes the services of an outside search firm to assist it in finding appropriate nominees for the Board of Directors.

The Audit Committee
The Audit Committee’s current members are James J. Loughlin (Chairman), Walter L. Robb, Gilla Kaplan and, since March 2010, Carrie S. Cox. The Audit Committee held seven meetings in fiscal 2009. Each of Dr. Robb and Mr. Loughlin is an “audit committee financial expert” within the meaning of the rules of the SEC and, as such, Dr. Robb and Mr. Loughlin satisfy the requirements of Rule 5605(c)(2) of the Nasdaq Listing Rules. The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. In fulfilling its responsibility, the Audit Committee pre-approves, subject to Board approval and stockholder ratification, the selection of our independent registered public accounting firm. The Audit Committee also reviews our consolidated financial statements and the adequacy of our internal controls. The Audit Committee meets at least quarterly with our management and our independent registered public accounting firm to review and discuss the results of audits or reviews of our consolidated financial statements, the evaluation of the effectiveness of our internal controls over financial reporting and disclosure controls and procedures, the overall quality of our financial reporting and appropriate application of our critical accounting policies and to approve any related-person transactions (as defined herein). The Audit Committee’s responsibility is to monitor and oversee these processes, including the activities of the Internal Audit function. The Audit Committee meets separately, at least quarterly, with the independent registered public accounting firm. In addition, the Audit Committee oversees our existing procedures for the receipt, retention and handling of complaints related to auditing, accounting and internal control issues, including the confidential, anonymous submission by employees, vendors, customers or others of concerns on questionable accounting and auditing matters.
Review and Approval of Transactions with Related Persons
During fiscal 2009, we did not engage in any related person transaction, or series of similar such transactions, which are required to be disclosed pursuant to Regulation S-K, Item 404.
Related Person Transaction Policies and Procedures
At the beginning of each calendar year, each member of our Board of Directors and each executive officer is required to complete an extensive questionnaire that we utilize when preparing our annual proxy statement as well as our Annual Report on Form 10-K. The purpose of the questionnaire is to obtain information from directors and executive officers to verify disclosures required to be made in these documents. Regarding related person transactions, it serves two purposes; first, to remind each executive officer and director of their obligation to disclose any related person transaction entered into between themselves (or family members or entities in which they hold an interest) and Celgene that in the aggregate exceeds $120,000 (“related person transaction”) that might arise in the upcoming year; and second, to ensure disclosure of any related person transaction that is currently proposed or that occurred during the preceding year. When completing the questionnaire, each director and executive officer is required to report any such transaction.
Compensation Committee Interlocks and Insider Participation
Each member of the Compensation Committee is an independent director within the meaning of the Nasdaq listing requirements. There was no interlock among any of the members of the Compensation Committee and any of our executive officers.
Code of Ethics
We have adopted a Financial Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer and other financial professionals. This Financial Code of Ethics is posted on our website, http://www.celgene.com by choosing the “Investor Relations” link and clicking on the “Corporate Governance” section. We intend to satisfy the disclosure requirement regarding any amendment to, or a waiver of, a provision of the Financial Code of Ethics by posting such information on our website. We undertake to provide to any person a copy of this Financial Code of Ethics upon request to our Corporate Secretary at our principal executive offices.

Stockholder Nominations
Our By-Laws provide that nominations for the election of directors may be made at an annual meeting: (a) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (b) by any stockholder who (i) is a stockholder of record on the date of the giving of the notice and on the record date for the determination of stockholders entitled to vote at such annual meeting and (ii) complies with the notice procedures set forth below.
In addition to any other applicable requirement for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to our Corporate Secretary.
To be timely, a stockholder’s notice to the Corporate Secretary must be delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the date of the annual meeting; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder (in order to be timely) must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.
To be in proper written form, a stockholder’s notice to the Corporate Secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director: (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of our capital stock which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice: (i) the name and record address of such stockholder, (ii) the class or series and number of shares of our capital stock which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to nominate the persons named in his or her notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and serving as a director if elected.
Stockholder Communications
Our Board of Directors has determined that, to facilitate communications with the Board of Directors, or any individual member or any Committee of the Board of Directors, stockholders should direct all communication in writing to our Corporate Secretary at our principal executive offices. Our Corporate Secretary will forward all such correspondence to the Board of Directors, individual members of the Board of Directors or applicable chair persons of any Committee of the Board of Directors, as appropriate.
Board Leadership Structure
Our leadership structure includes the positions of Chairman of the Board, Chief Executive Officer, President and Chief Operating Officer. Sol J. Barer serves both as our Chairman and Chief Executive Officer. Robert J. Hugin serves as our President and Chief Operating Officer.

In his position as Chairman, Dr. Barer is responsible for setting the agenda and priorities of the Board of Directors. As Chief Executive Officer, Dr. Barer leads our day-to-day business operations and is accountable directly to the full Board of Directors. As Chief Executive Officer, Dr. Barer has day-to-day responsibility, together with Mr. Hugin, as Chief Operating Officer, for our management operations and for general oversight of our business and the various management teams that are responsible for our day-to-day operations. We believe that this leadership structure is appropriate for our company as it enhances our company oversight by utilizing the corporate responsibilities of both the Chief Executive Officer and Chief Operating Officer. Additionally, Dr. Barer’s dual capacity as Chief Executive Officer and Chairman facilitates the performance by our Board of Directors of its oversight role over our business operations. In June 2007, Michael D. Casey was designated lead independent director. As lead independent director, Mr. Casey provides guidance concerning the agenda for each Board meeting, presides over and chairs executive sessions of the non-employee directors that are held on a regular basis, communicates with the Chairman/Chief Executive Officer after each executive session of the non-employee directors to provide feedback and to effectuate the decisions and recommendations of the non-employee directors, and acts as an intermediary between the non-employee directors and management on a regular basis and when communication out of the ordinary course is appropriate.
In connection with our succession planning process and in order to facilitate Dr. Barer’s retirement and the corresponding transition, the Board of Directors determined that the positions of the Chief Executive Officer and Chairman should be held by two separate individuals. Effective immediately after the Annual Meeting on June 16, 2010, Dr. Barer will be the Executive Chairman of the Board of Directors and Mr. Hugin will be our new Chief Executive Officer. As part of this transition, Dr. Barer will become non-executive Chairman of the Board of Directors commencing on January 1, 2011 and ending immediately after our 2011 annual meeting of stockholders. We believe that this new leadership structure is appropriate, as Dr. Barer will continue to bring his extensive leadership experience and knowledge of our business and industry to his position as Chairman of the Board of Directors and Mr. Hugin will bring his extensive executive and leadership experience to his position as Chief Executive Officer.
Board of Directors Role in Risk Oversight
In connection with its oversight responsibilities, the Board of Directors, including the Audit Committee and Compensation Committee, periodically assesses the significant risks that we face. These risks include financial, technological, competitive, operational and compensation-related risks. The Board administers its risk oversight responsibilities through its Chief Executive Officer, Chief Operating Officer and its Chief Financial Officer, who, together with management representatives of the relevant functional areas (e.g. internal audit, legal, regulatory and compliance groups, operational management, human resources, etc.) and the relevant management representatives of each of our operating subsidiaries, review and assess the operations of the businesses as well as operating management’s identification, assessment and mitigation of the material risks affecting our operations.
Section 16(a) Beneficial Ownership Reporting Compliance
Pursuant to Section 16(a) of the Exchange Act, each of our directors, executive officers and any person beneficially owning more than 10 percent of Common Stock is required to report his, her or its ownership of Common Stock and any change in that ownership, on a timely basis, to the SEC. We believe that all applicable acquisitions and dispositions of Common Stock, including grants of options under our Directors’ Incentive Plan and the 2008 Stock Incentive Plan were filed on a timely basis for fiscal 2009.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Our Compensation Discussion and Analysis provides an overview and analysis of our compensation programs, the compensation decisions we have made under those programs and the factors we considered in making those decisions. Later in this section, under the heading “Additional Information Regarding Executive Compensation,” we include a series of tables containing specific information about the compensation earned by the following individuals in fiscal 2009, whom we refer to as our Named Executive Officers:
•
Sol J. Barer, Ph.D., Chief Executive Officer, who joined the Company in September 1987 and assumed this office effective May 1, 2006; effective immediately after the Annual Meeting, Dr. Barer will transition from Chief Executive Officer and become our Executive Chairman of the Board of Directors;

•
Robert J. Hugin, President and Chief Operating Officer, who joined the Company in June 1999 and assumed this office effective May 1, 2006; effective immediately after the Annual Meeting, Mr. Hugin will become our Chief Executive Officer;

•	David W. Gryska, Senior Vice President and Chief Financial Officer, who joined the Company in December 2006 and assumed this office effective December 6, 2006;
•
Aart Brouwer, Chairman International and Senior Advisor to Celgene’s Chairman and Chief Executive Officer, who joined the Company in November 2005 and assumed this office effective January 1, 2009; and

•
Graham Burton, MBBS, FRCP, Senior Vice President Global Regulatory Affairs, Pharmacovigilance, Corporate Quality and Compliance, who joined the Company in July 2003 and assumed this office effective July 1, 2003.

This discussion is intended to help you understand the detailed information provided in the tables and to put that information into the context of our overall compensation program.
Executive Summary
Our overall compensation goal is to reward our executive officers in a manner that supports our strong pay-for-performance philosophy while maintaining an overall level of compensation that we believe is reasonable, responsible and competitive. We believe this is accomplished through the following principles and processes that we follow in establishing executive compensation:
1.
Benchmarking. We benchmark executive officer compensation annually against a set of peer group companies that the Compensation Committee reviews each year in order to ensure that our compensation programs are within the competitive range of comparative norms. Our peer group is selected on the basis of industry, stage of development, revenue, employee headcount, market capitalization and complexity.

2.
Target Compensation. We strive to establish our target total direct compensation (i.e., base salary, annual short-term incentive bonus, long-term incentive bonus and equity awards) at the 60th percentile of our peer group with the potential to achieve at the 75th percentile based upon delivery of corporate and individual performance objectives.

3.
Fiscal 2009 Corporate Performance. Our fiscal 2009 corporate performance remained strong despite a very challenging external environment and challenges within the healthcare industry. We achieved the following results for fiscal 2009:

a.	Total Revenue. Non-GAAP total revenue increased approximately 20% to $2.677 billion; GAAP total revenue was $2.690 billion.
b.
Revenue by Product. REVLIMID® net product sales increased approximately 29% to $1.706 billion; THALOMID® (inclusive of Thalidomide CelgeneTM and Thalidomide PharmionTM ) net product sales were $437 million; and VIDAZA® net product sales increased by 87% to $387 million.

c.	Net Income. Non-GAAP net income increased to $971 million; GAAP net income was $777 million.
d.	EPS. Non-GAAP diluted earnings per share increased to $2.08; GAAP diluted earnings per share was $1.66.
On the basis of these performance factors and other corporate and individual performance assessments made by our Compensation Committee, the actual bonus amounts awarded to our Named Executive Officers for fiscal 2009 ranged from 100% to 118.8% of target.
In addition to non-GAAP financial measures utilized as core metrics to assess the performance of our Named Executive Officers, they provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before, during and after certain items that would not otherwise be apparent on a GAAP basis. See “Cash Bonus/Performance-Based Incentive Compensation—Management Incentive Plan” for more information regarding non-GAAP financial measures.
4.
Performance-Based Compensation. A significant portion of total direct compensation is in the form of variable performance-based cash and stock-based compensation linked directly to company performance and increasing stockholder value. This structure ensures that there is an appropriate balance between our long- and short-term performance as well as a balance between annual operating objectives and long-term delivery of stockholder return. Maintaining this pay mix results in a pay-for-performance orientation for our Named Executive Officers, which is aligned to our stated compensation philosophy of providing compensation commensurate with overall delivery of corporate performance. For fiscal 2009, our variable, short-term compensation comprised 14.6% of the total compensation target for the Named Executive Officers while long-term compensation ranged between 43.5% and 72% of their total compensation. Our compensation program is designed to deliver compensation that is commensurate with the level of performance achieved and is intended to ensure that the interests of our stockholders are reflected in our overall compensation philosophy.

5.
Plan Changes. In 2009, we introduced restricted stock units, or RSUs, as part of our long-term incentive plan. Additionally, in connection with the Compensation Committee’s decision to change the mix of equity awards by adding RSUs in fiscal 2009, we also implemented minimum stock ownership guidelines to be achieved within a five-year period of our adoption of the guidelines. These guidelines provide for target stockholdings in an amount equal to three times base salary for Dr. Barer and Mr. Hugin and one times base salary for Messrs. Gryska and Brouwer and Dr. Burton.

In 2009, Dr. Barer’s total direct compensation approximated less than the market 50th percentile based on Radford’s peer group analysis performed in December 2008. Accordingly, Dr. Barer’s compensation was modified to increase his base salary to $1,101,000, his MIP bonus target, as defined herein, to 120% and his LTIP target to 125% to bring them competitive to the market 60th percentile.
6.
Risk Mitigation. We have reviewed and considered whether our compensation programs and policies create risks that are reasonably likely to have a material adverse effect on the Company. In that regard, we design our programs in a balanced and diversified manner while also creating significant, yet appropriate, incentives to drive strong performance. As applied to our Named Executive Officers, each component of variable performance-based compensation, both short- and long-term, is subject to a cap. Our Named Executive Officers’ compensation is performance-based and designed to also focus on long-term growth. This ensures that the Named Executive Officers focus on the health of our business, the development of a sustainable product pipeline, and the delivery of key performance metrics that will deliver stockholder value over time. We also have stock ownership guidelines that encourage our Named Executive Officers to maintain a substantial ownership interest in Celgene, further aligning their interests to those of our stockholders while mitigating the chance of excessive risk-taking. The Compensation Committee has concluded the current compensation programs present no risks that are reasonably likely to have a material adverse effect on the Company.

7.
Employee Benefits. We do not offer guaranteed retirement, pension benefits or other significant perquisite benefits. Instead, we provide our Named Executive Officers with the opportunity to accumulate retirement income through equity awards, the deferral of current compensation into our Nonqualified Plan and participation in our 401(k) Plan.

Compensation Philosophy
Our overall executive compensation philosophy is set by the Compensation Committee of our Board of Directors and links executive pay primarily to the achievement of short- and long-term financial and strategic corporate performance objectives that are directly related to the achievement of our long-term strategic business plan. Within our philosophy, we seek to be competitive with our peer companies, ensure internal equity and be closely aligned with the interests of our stockholders as described below.
Our executive compensation arrangements, which represent a portion of our corporate-wide total rewards program covering all employees including our Named Executive Officers, are designed to:
•	link compensation with corporate performance and stockholder returns over the long-term;
•	enable us to compete for talented executives;
•	attract, motivate and retain executives who are critical to our long-term success; and
•
provide equity compensation to build executive ownership and align financial incentives focused on the achievement of long-term strategic goals (both financial and non-financial). This ensures the long-term health of our business plan in delivering for patients in the area of unmet medical needs as well as ensuring an alignment of executive interests with stockholder interests.

As described below, the components of our executive compensation program are base salary, an annual short-term incentive bonus component linked to annual (short-term) performance targets (both financial and strategic), a long-term bonus component linked to key three-year performance targets (financial only) and an equity component that aligns our Named Executive Officers’ interests with those of our stockholders. In addition, certain eligible Named Executive Officers received Company matching contributions under our 401(k) Plan, as well as, matching contributions on deferred compensation under our Nonqualified Plan.
Our long-term performance program is directly linked to our long-term strategic plan and is designed to focus our Named Executive Officers on key financial metrics that drive long-term stockholder growth. We deliver compensation only if those financial metrics are met. Corporate and individual performance and compensation levels are evaluated and approved by the Compensation Committee annually to ensure that we maintain a focus on delivering results and stockholder value. In fiscal 2009, the equity compensation provided to our Named Executive Officers included a mix of stock options that are subject to service-based vesting over the first four years, i.e., 25% on each anniversary, and RSUs that are subject to a three-year, service-based cliff vesting schedule. Both the stock options and RSUs are subject to accelerated vesting in certain limited circumstances.
As further described below, our compensation decisions with respect to the components of executive compensation provided to our Named Executive Officers (including base salary, annual incentives and long-term incentives such as stock options and RSUs) are influenced by:
•	the Named Executive Officer’s individual role, scope of responsibility and performance during the year;
•	corporate performance as measured against our corporate objectives; and
•	our assessment of the competitive marketplace, including peer companies.

Overview of Compensation Committee
The Compensation Committee is responsible for, among other things, overseeing our executive compensation and benefit programs, establishing the base salary, incentive compensation, equity awards and any other compensation for Named Executive Officers, including our Chief Executive Officer, and reviewing and approving the Chief Executive Officer’s recommendations for the compensation of certain Named Executive Officers reporting to him. The Compensation Committee also ensures that the total compensation paid to our Named Executive Officers is reasonable, competitive and consistent with market practice and the goal of delivering results to our stockholders.
Role of the CEO. The Compensation Committee relies on the judgment of the Chief Executive Officer regarding setting Named Executive Officers’ performance objectives, evaluating the actual performance of each Named Executive Officer against those objectives through the performance review process and recommending appropriate salary and incentive awards through the compensation review process. The Chief Executive Officer participates in Compensation Committee meetings at the request of the Compensation Committee, and provides relevant assessment and explanation supporting his recommendations. Other members of our management as well as certain advisors, including an outside compensation consultant, attend many Compensation Committee meetings at the request of the Compensation Committee.
Role of the Compensation Consultant. The Compensation Committee engages an outside compensation consultant, Radford, to provide advice regarding our executive compensation program, which includes, among other things: (i) reviewing and making recommendations concerning our executive compensation program; (ii) providing market data and performing benchmarking; and (iii) advising the Compensation Committee as to best practices. For more information about the Compensation Committee’s engagement of Radford, please see the section above entitled “Board Meetings; Committees and Membership — Compensation Committee Consultant.”
Overview of Compensation Program
Our short- and long-term executive compensation programs incorporate a pay-for-performance approach that is designed to align the interests of our Named Executive Officers to those of our stockholders. Other than our base salary program, all of our executive cash and stock compensation programs for fiscal 2009 were directly dependent upon the achievement of our performance goals, whether financial, strategic or both.
The compensation package provided to our Named Executive Officers includes:
•	Base Salary, which provides fixed compensation based on competitive market practice.
•
Performance-Based Short-Term Incentive Compensation, which focuses our Named Executive Officers on meeting annual goals that contribute to the overall long-term health of our business. Our short-term incentive program, known as our MIP, is an annual bonus plan that provides variable compensation based on attainment of annual corporate, division functional and individual goals. Payments under our MIP are made in cash.

•
Performance-Based Long-Term Incentive Compensation, which is a three-year performance plan whose metrics are solely financial. Our long-term incentive plan, known as the LTIP, provides a long-term focus and trajectory against business planning and goal achievement and is aligned to stockholder interests in focusing on longer-term financial health and results. Payments under the LTIP may be made in cash or stock, as determined by the Compensation Committee.

•
Equity Compensation, which is designed to reward and motivate our Named Executive Officers by aligning their interests to those of our stockholders and provide them with an opportunity to acquire a proprietary interest in us. Historically, the equity compensation plan has been solely in the form of stock options. Beginning in fiscal 2009, the award granted was a mix of stock options that are subject to service-based vesting over the first four years, i.e., 25% on each anniversary, and RSUs that are subject to a three-year, service-based cliff vesting schedule.

•
401(k) Plan, to which we make matching contributions in the form of shares of our Common Stock to the accounts of our Named Executive Officers as well as other eligible employees who participate in the plan.

•
Deferred Compensation Plan, which is a nonqualified deferred compensation plan intended to provide competitive market-based retirement benefits. We make matching cash contributions to the accounts of our Chief Executive Officer and President and Chief Operating Officer.

•	Perquisites and Other Benefits, which primarily include health and welfare benefits, professional tax and financial counseling and umbrella insurance premiums.

Chief Executive Officer
(19% of which can be settled in stock or cash with the remaining 81% to be settled in stock only)
Other Named Executive Officers
(19% of which can be settled in stock or cash with the remaining 81% to be settled in stock only)

Determination of Appropriate Pay Levels (Competitive Positioning)
Benchmarking
To establish appropriate pay levels for our Named Executive Officers, we utilize market-based benchmarking. Benchmarking entails comparing compensation paid to key executives at companies that have financial profiles similar to ours (including projected employee headcount, revenues and market value) to help establish our own compensation levels. Market information regarding pay practices at other companies is compiled, reviewed and considered in assessing the reasonableness and competitiveness of the compensation we award to our Named Executive Officers for their contributions.
With the assistance of Radford, we analyze competitive market data every year. Data sources include public company proxy statements and third-party industry compensation surveys. The benchmarking information we obtain is used to determine our competitive position among similarly situated companies in the marketplace and to set our targeted pay at a competitive range relative to our peers.
Radford recommended, and the Compensation Committee approved, a comparison group of companies that we believe best represents the companies in our industry that compete with us for executive talent and criteria as described earlier that create a relevant comparator group. At the end of fiscal year 2008, our peer group, which was selected on the basis of employee headcount, industry, revenue, stage of development, complexity and market capitalization, included the following 11 companies: Allergan, Amgen, Amylin Pharmaceuticals, Biogen Idec, Cephalon, Genentech, Genzyme, Gilead Sciences, OSI Pharmaceuticals, Sepracor and Vertex. However, in October 2009, Genentech was removed from the peer group due to its acquisition by Roche, and Forest Labs (which used to be a peer company prior to October 2008) was added to replace Genentech. Although Sepracor was acquired by Dainippon Sumitomo Pharma Co., it was included in our fiscal 2009 peer group because its public filings remained relevant for fiscal 2009 compensation benchmarking. Based upon Radford’s recommendation, this revised peer group was approved by the Compensation Committee at its October 7, 2009 meeting.
In December 2009, this peer group was used in the evaluation of fiscal 2009 cash and equity compensation for the Chief Executive Officer and the other Named Executive Officers, relying on 2009 public filings for specific peers. In addition, the Compensation Committee also considered information in the following surveys: 2009 Radford Global Life Sciences Survey (which includes biotechnology/pharmaceutical companies with more than 1,000 employees), 2009 Towers Perrin U.S. CBD Pharmaceutical Executive Database (which includes pharmaceutical companies with annual revenue levels of less than $5 billion), and 2009 SIRS Executive Compensation Survey (which includes specific pharmaceutical companies with revenue levels generally greater than $1 billion). Beginning with the December 2008 analysis, we placed greater emphasis on pharmaceutical industry surveys rather than biotechnology industry surveys, which better reflects our evolving profile.
Fiscal 2009 Benchmarking and Adjustments
The Compensation Committee generally seeks to align our Named Executive Officers’ compensation with the competitive market while recognizing corporate and individual performance. In December 2008, the Compensation Committee, based on Radford’s competitive market analysis and recommendations, made adjustments to the Named Executive Officers’ compensation in order to align their overall compensation with the market 60th percentile. This generally included increases to base salaries, bonus targets and target stock option awards as follows:
•
Sol J. Barer, Ph.D.: Dr. Barer’s total direct compensation approximated less than the market 50th percentile based on Radford’s peer group analysis performed in December 2008. Accordingly, Dr. Barer’s base salary was increased by $130,000 to $1,101,000 to bring his compensation to the market 60th percentile. In addition, Dr. Barer’s target bonus under the MIP was increased to 120% of base salary in order to bring his target bonus to the market 60th percentile. Additionally, Dr. Barer’s LTIP target was increased to 125%. In addition, his equity award was 176,667 stock options and 29,444 RSUs beginning with the April 14, 2009 grant.

•
Robert J. Hugin: Mr. Hugin’s base salary was increased by $30,000 to $780,000 even though his base salary approximated the market 75th percentile. This adjustment reflected Mr. Hugin’s broad organizational role and significant impact within our structure and strategic direction. However, because Mr. Hugin’s target bonus approximated the market 75th percentile, no adjustment to his target bonus under the MIP or the LTIP was made. In addition, his equity award was 100,000 stock options and 16,667 RSUs beginning with the April 14, 2009 grant.

•
David W. Gryska: Mr. Gryska’s base salary was increased by $50,000 to $530,000 to bring his compensation to the market 60th percentile. However, because Mr. Gryska’s target bonus approximated the market 60th percentile, no adjustment to his target bonus was made. In addition, his equity award was 43,333 stock options and 7,222 RSUs beginning with the April 14, 2009 grant.

•
Aart Brouwer: Mr. Brouwer’s base salary was decreased by 128,949 Swiss francs to 500,000 Swiss francs (or $462,963 based on the 2009 average exchange rate of approximately 1.08 Swiss francs per U.S. dollar) to reflect his new job responsibilities discussed below. Mr. Brouwer’s target bonus was set at 340,000 Swiss francs (or $314,815 based on the 2009 average exchange rate of approximately 1.08 Swiss francs per U.S. dollar). In addition, his equity award was 16,667 stock options and 2,778 RSUs beginning with the April 14, 2009 grant.

•
Graham Burton, MBBS, FRCP: Dr. Burton’s base salary was increased by $25,000 to $475,000 which reflects both a merit and market adjustment to bring his compensation to the market 60th percentile. In addition, Dr. Burton’s target bonus under the MIP was increased to 55% of base salary in order to bring his target bonus to the market 60th percentile. These adjustments reflected not only a merit-based adjustment based on individual performance, but also Dr. Burton’s broader responsibilities for global regulatory affairs, pharmacovigilance, corporate quality and compliance. In addition, his equity award was 33,333 stock options and 5,556 RSUs beginning with the April 14, 2009 grant.

Fiscal 2010 Benchmarking and Adjustments
Based on Radford’s peer group analysis performed in December 2009, the compensation levels of the Named Executive Officers (other than Mr. Brouwer) relative to those of the executives of each of the companies in the peer group for fiscal 2009 were as follows:

Peer Group Benchmarks (Market Percentile)
Elements of Compensation	Sol. J. Barer	Robert J. Hugin	David W. Gryska	Graham Burton
Target Total Cash Compensation (base salary plus target bonus opportunity)	Approximates the 60th percentile	Above 75th percentile	Approximates the 60th percentile	Approximates the 60th percentile

Long-Term Incentive Compensation	Approximates the 60th percentile	Above 75th percentile	Approximates the 60th percentile	Approximates the 60th percentile
Mr. Brouwer was excluded from the peer group analysis due to his transition to Chairman International and his anticipated retirement at the end of fiscal 2010.
Based on Radford’s peer group analysis completed in December 2009, the Named Executive Officer’s base salary, short-term incentive opportunity (which is target bonus), target total cash (which includes base salary and target bonus) and long-term incentive compensation generally approximated the market 60th percentile which is consistent with our stated philosophy. The exception was Mr. Hugin, whose target total cash and long-term incentive compensation exceeded the market 75th percentile. While Mr. Hugin’s base salary was competitive with the 75th percentile, his short-term incentive opportunity approximated the market 60th percentile.
On February 4, 2010, the Compensation Committee established a merit/performance adjustment pool of 3.5% of the Named Executive Officers’ base salaries which is consistent with our broad-based employee pool. Each of the Named Executive Officer’s base salary (other than Mr. Brouwer) was increased by 3.5% as follows: (i) Dr. Barer’s base salary was increased by $39,000 to $1,140,000; (ii) Mr. Hugin’s base salary was increased by $30,000 to $810,000; (iii) Mr. Gryska’s base salary was increased by $20,000 to $550,000; and (iv) Dr. Burton’s base salary was increased by $20,000 to $495,000. The Compensation Committee determined that these changes were appropriate in light of our strong performance and the relevant market data. No adjustments were made to Mr. Brouwer’s base salary of 500,000 Swiss francs (or $462,963 based on the 2009 average exchange rate of approximately 1.08 Swiss francs per U.S. dollar) due to his transition to Chairman International and anticipated retirement at the end of fiscal 2010. The Compensation Committee, however, did not adjust the Named Executive Officer’s target bonuses under the MIP since the target bonuses generally approximated the market 60th percentile. Radford also recommended, and the Compensation Committee approved, adjustments to the Named Executive Officers’ equity awards as follows: (i) Dr. Barer’s grant is an option to purchase 178,000 shares of Common Stock and 29,700 RSUs; (ii) Mr. Hugin’s grant is an option to purchase 100,000 shares of Common Stock and 16,700 RSUs; (iii) Mr. Gryska’s grant is an option to purchase 46,700 shares of Common Stock and 7,800 RSUs; and (iv) Dr. Burton’s grant is an option to purchase 46,700 shares of Common Stock and 7,800 RSUs.

Pay Mix
For our Named Executive Officers, the mix of compensation generally is weighted toward at-risk pay (annual incentives and long-term incentives). Maintaining this pay mix results in a pay-for-performance orientation for our Named Executive Officers, which is aligned to our stated compensation philosophy of providing compensation commensurate with overall delivery of corporate performance. For fiscal 2009, our variable, short-term compensation comprised approximately 15% of the total compensation target for the Named Executive Officers while long-term compensation ranged between 43.5% and 72% of their total compensation. Please also see the pie-charts above under the section entitled “Overview of Compensation Program” which detail the components of the Named Executive Officers’ total compensation and highlight the focus on “at risk” pay in our executive compensation program.
Pay-for-Performance
Our compensation program is designed to deliver compensation that is commensurate with the level of performance achieved and is intended to ensure that the interests of our stockholders are reflected in our overall compensation philosophy. The Compensation Committee considers the following factors in determining the level of compensation awarded to each Named Executive Officer:
•	Overall performance, including performance against corporate, functional and individual objectives;
•	Overall job responsibilities, including organizational scope and impact as well as unique competencies and experience necessary to support our long-term performance;
•	Performance of general management responsibilities, global objectives and execution of company financial and strategic objectives and contributions to our continuing success; and
•	Our overall financial performance and position.
Radford observed, based on their competitive market analysis performed in December 2009, a strong pay-for-performance relationship between total direct compensation and total shareholder return and revenue growth. Fiscal 2009 above-market total direct compensation was accompanied with fiscal year 2009 top quartile total shareholder return and revenue growth on a one- and three-year basis. These results reflect the strong pay-for-performance alignment in our executive compensation program.
Timing of Compensation
As discussed elsewhere, compensation for our Named Executive Officers, including base salary adjustments, incentive plan eligibility, incentive plan goal specifications and incentive plan payments, is established annually (usually in the first quarter) and is reviewed periodically throughout the year. Awards of options to purchase shares of our Common Stock are currently granted under our 2008 Stock Incentive Plan on a quarterly basis. RSUs currently are granted under our 2008 Stock Incentive Plan on an annual basis and are subject to a three-year, service-based cliff vesting schedule to certain employees, including our Named Executive Officers. Unlike other participants granted awards under our 2008 Stock Incentive Plan, the Named Executive Officers are not given the choice whether to elect stock options or RSUs; rather, the mix is mandatory. To derive the number of RSUs granted, the target number of stock options is divided between a mix of stock options and RSUs based on a two-thirds and one-third mix (respectively) using a three to one ratio of stock options to RSUs in calculating the number of RSUs. The actual grant of stock options and RSUs is based on the Company’s and the individual’s performance during the prior year. All stock option and RSU grant dates are approved by the Compensation Committee for the Named Executive Officers in December of the year preceding the year the grants are awarded; grant dates are scheduled in advance without regard to any anticipated earnings or other major announcement by the Company. These dates are set forth for fiscal 2009 in the Grants of Plan-Based Awards Table. The exercise price of each stock option granted under our 2008 Stock Incentive Plan is the closing price of our Common Stock on the date of quarterly grant.

Our matching contributions under our 401(k) Plan and Nonqualified Plan are pre-established, as further discussed under the headings “2009 Executive Compensation Components—Matching 401(k) Plan Benefits” and “2009 Executive Compensation Components—Matching Nonqualified Deferred Compensation Plan” and are usually granted in the first quarter of each year for services rendered in the preceding year (for the 401(k) Plan) and bimonthly (for the Nonqualified Plan).
Stock Ownership Requirements
In connection with the Compensation Committee’s decision to change the mix of equity awards by adding RSUs in fiscal 2009, we also implemented minimum stock ownership guidelines to be achieved within a five-year period of our adoption of the guidelines. These guidelines provide for target stockholdings in an amount equal to three times base salary for Dr. Barer and Mr. Hugin and one times base salary for Messrs. Gryska and Brouwer and Dr. Burton. Such guidelines will be deemed satisfied if the Named Executive Officer holds, by the end of the applicable five-year period, at least that number of shares of our Common Stock equal to the value of the target amount divided by our stock price on the date the Named Executive Officer becomes subject to the guidelines. In determining whether a Named Executive Officer meets the guidelines, we consider owned shares, vested restricted or deferred stock units and vested shares held in the Named Executive Officer’s 401(k) plan account, but we do not consider stock options. Although not yet required, Dr. Barer, Mr. Hugin, Dr. Burton and Mr. Brouwer met such stock ownership guidelines.
In addition, we maintain a comprehensive securities trading policy which provides, among other things, that Celgene employees who obtain material, non-public information regarding Celgene may not: disclose or trade on such information, transact in derivative securities of Celgene without prior written consent of the Chief Executive Officer, short sell Celgene securities, buy or sell Celgene securities during any blackout period, or hold Celgene stock in a margin account or pledge Celgene stock as collateral for a loan without consulting the Treasurer or the Chief Financial Officer of the Company. Individuals classified as “insiders” (which include the Named Executive Officers) and their family members generally may not buy or sell Celgene securities without our prior approval, except under approved 10b5-1 trading plans. To our knowledge, our Named Executive Officers comply with the policy, and none of our Named Executive Officers currently holds our stock in a margin account or has used our stock as collateral for a loan.
2009 Executive Compensation Components
Set forth below are the principal components of fiscal 2009 compensation for our Named Executive Officers.
Base Salary
Salaries are intended to be competitive relative to the biotechnology and pharmaceutical industries, industries in which we compete for our highly skilled talent. Requisite breadth and depth of experience and performance achievement are considered when setting salary ranges for each position. Annual reviews are held and adjustments are made based on attainment of individual goals and market-wide changes in salaries for comparable positions and qualifications.
During the review of fiscal 2009 base salaries for our Named Executive Officers, the following factors were considered by the Compensation Committee:
•	market data provided by compensation surveys;
•	review of each Named Executive Officer’s compensation relative both to our other Named Executive Officers and to executive officers of peer companies; and
•	individual performance of each Named Executive Officer.

We have entered into employment contracts with each of Dr. Barer and Mr. Hugin, effective May 1, 2006, which were further amended to comply with the deferred compensation rules under Section 409A of the Internal Revenue Code of 1986, as amended, or the Code, effective on December 31, 2008. Effective immediately after the Annual Meeting on June 16, 2010, Dr. Barer’s employment agreement was further amended to reflect his transition from Chief Executive Officer to Executive Chairman of the Board of Directors, and Mr. Hugin’s employment agreement was further amended to reflect his appointment as our new Chief Executive Officer. We also have entered into a Services Agreement with Dr. Barer, effective January 1, 2011, pursuant to which Dr. Barer will serve as non-executive Chairman of the Board of Directors until immediately after our 2011 annual meeting of stockholders and as a consultant from January 1, 2011 until December 31, 2012. For more information, see the sections entitled “2010 CEO Transition” and “Additional Information Regarding Executive Compensation—Employment Agreements—CEO Transition.” We have also entered into a letter agreement with Dr. Burton effective June 2, 2003, further amended April 2, 2008, and an employment agreement with Mr. Brouwer effective November 1, 2008 and a letter agreement with Mr. Gryska effective December 6, 2006, further amended April 2, 2008. Mr. Brouwer’s employment agreement was updated to reflect his new position, the cash compensation provisions of which were effective on January 1, 2009, the effective date of his change in responsibilities. These employment and letter agreements specify an annual base salary for each of the Named Executive Officers. Other than with respect to Dr. Barer and Mr. Hugin, none of our Named Executive Officers is entitled to a golden parachute (280G) excise tax gross-up. Although Dr. Barer and Mr. Hugin are entitled to a “modified” tax gross-up (i.e., only if amounts paid in connection with a change in control is in excess of 105% of the greater amount that could be paid without triggering the excise tax), neither would have received an excise tax gross-up had a change in control occurred on December 31, 2009. We discuss the terms and conditions of these agreements elsewhere in this proxy statement under the heading “Additional Information Regarding Executive Compensation—Employment Agreements.”
Cash Bonus/Performance-Based Incentive Compensation
General
In addition to base salaries, the total cash compensation for our Named Executive Officers in fiscal 2009 included an annual bonus payable under our MIP and our LTIP.
Under the MIP, each of Dr. Barer, Messrs. Hugin and Gryska and Dr. Burton was eligible to receive an annual target incentive bonus for fiscal 2009 of 120%, 75%, 60% and 55%, respectively, and is eligible to receive an annual target incentive bonus for fiscal 2010 of 120%, 75%, 60% and 55%, respectively, of his annual base salary, all of which was approved by the Compensation Committee. The annual target incentive bonus for Mr. Brouwer was 340,000 Swiss francs (or $314,815 based on the 2009 average exchange rate of approximately 1.08 Swiss francs per U.S. dollar) for fiscal 2009.
Under the LTIP, each of Dr. Barer, Messrs. Hugin and Gryska, Dr. Burton and Mr. Brouwer was eligible to receive a target incentive bonus for the 2007-2009 performance cycle. Each of Dr. Barer, Messrs. Hugin and Gryska and Dr. Burton is also eligible to receive a target incentive bonus for each of the three separate three-year performance cycles that have not been completed (i.e., 2008-2010, 2009-2011 and 2010-2012). However, due to Dr. Barer’s transition, his LTIP awards for the 2009-2011 and 2010-2012 performance cycles will be prorated based on the number of days Dr. Barer was employed during the performance cycle and actual achievement of the performance targets. Dr. Barer will not participate in the LTIP after the 2010-2012 performance cycle. Mr. Brouwer is eligible to receive a target incentive bonus for the 2008-2010 performance cycle. These bonus targets are expressed as a percentage of the Named Executive Officer’s annual base salary, in each case as approved by the Compensation Committee, and are as follows:

Named Executive Officer	2007-2009	2008-2010	2009-2011	2010-2012
Sol J. Barer, Ph.D.	100%	100%	125%	125%
Robert J. Hugin	100%	100%	100%	100%
David W. Gryska	50%	100%	100%	100%
Aart Brouwer (1)	50%	50%	Not Eligible	Not Eligible
Graham Burton, MBBS, FRCP	50%	50%	50%	50%

(1)	It is anticipated that Mr. Brouwer will retire at the end of fiscal 2010 and therefore is not a participant in the 2009-2011 or 2010-2012 LTIPs.
The differences among the bonus targets reflect plan design, each of the Named Executive Officer’s organizational impact and responsibility and are consistent with our benchmarking process and analysis described above. The maximum payout under the LTIP ranges from 100% to 200% of annual base salary at the time of plan approval and the minimum payout is zero.

Based on an analysis prepared by Radford, we achieved a position in the top quartile of our peer group for financial performance in one- and three-year revenue growth and in total stockholder return. As described more fully below, the performance targets for our short- and long-term incentive compensation plans were exceeded as a result of this growth and achievement.
Management Incentive Plan
The MIP is designed to provide variable short-term cash compensation to our Named Executive Officers and certain other employees upon attainment of annual corporate, division and individual goals. Each Named Executive Officer’s goals are set annually by the Compensation Committee and are based upon our business plan for that year. Awards granted under the MIP may be higher or lower than the executive officer’s annual bonus target for each year and are based on achievement of corporate objectives and achievement of individual performance objectives. The maximum total bonus payout under the MIP is 200% of the annual bonus target and the minimum total bonus payout is zero. Dr. Barer’s total bonus payout under the MIP cannot exceed 200% of his annual earned base salary.
Awards generally are payable on the last payroll payment date in February. If a Named Executive Officer retires, has any extended period of absence (such as sick leave or personal leave) or dies, the MIP award will be pro-rated based on the Named Executive Officer’s earned annual base salary.
2009 MIP. For fiscal 2009, Dr. Barer and Messrs. Hugin and Gryska received a cash bonus payment entirely determined by the achievement of corporate goals. Mr. Brouwer received a cash bonus of 100% of his set target amount and Dr. Burton received a cash bonus payment determined 80% on the achievement of corporate goals and 20% on the achievement of individual goals, as evaluated by the Compensation Committee in its sole discretion. For fiscal 2009, as a result of our significant growth and achievements in the past year, the Compensation Committee determined that the MIP was satisfied at 116% of target.
Performance measures for fiscal 2009 were based on the following components, which were weighted as follows:
56% Financial Objectives
•	28% on non-GAAP diluted EPS of $2.08 per share
•	28% on non-GAAP total revenue of $2.677 billion
44% Non-Financial Objectives (Selected Strategic Corporate Objectives)
•	10% on the advancement of marketed products: REVLIMID® in myeloma and MDS and VIDAZA® in MDS
•	10% on advancement of late stage product candidates
•	5% on clinical advancement of early stage product candidates
•	7% on certain research targets
•	12% on the achievement of specific strategic and corporate milestones related to further international and corporate developments important to support our successful long-term health and growth
We have not disclosed all of the non-financial performance targets for the fiscal 2009 MIP performance period because we believe that disclosing certain non-financial performance targets for the plan will result in competitive harm to us. Such information represents confidential business information that could place us at a competitive disadvantage because it provides insight into our strategic long-term and financial goals including, the development of our proprietary pipeline and research strategies, our clinical development plans, our regulatory strategies and our international expansion plans. The Compensation Committee approves each plan year’s cycle metric under the MIP to ensure an accelerated and ongoing degree of difficulty commensurate with our short- and long-term business plan. However, we believe that the targets under the MIP while challenging, are achievable.
Our total results achieved as compared to target for fiscal 2009 were 116%, which includes financial performance of 100% and non-financial performance of 136.3%, with weighted scores of 56% and 60%, respectively. Past year financial achievements include non-GAAP diluted EPS of $2.08 (a score of 100% achieved) and non-GAAP total revenue of $2.677 billion (a score of 100% achieved). Among the achievements in the clinical area are multiple patient accruals on key strategic studies, both domestically and internationally, clinical pipeline advancements in key products, and the advancement of multiple clinical compounds.

Financial measures that are not defined by generally accepted accounting principles (GAAP) provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before, during and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect our basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP total revenue, non-GAAP net income and non-GAAP diluted earnings per share are not, and should not be viewed as, a substitute for similar GAAP items. The following is a discussion of the differences between each non-GAAP financial measure included in this proxy statement with the most comparable financial measure calculated and presented in accordance with GAAP:
•
Non-GAAP total revenue of $2.677 billion vs. GAAP total revenue of $2.690 billion in fiscal 2009. The difference between the two figures is attributable to sales related to former non-core products of our wholly-owned subsidiary, Pharmion LLC, which are to be divested. Such sales are excluded from the non-GAAP figure, but included in the GAAP figure.

•
Non-GAAP net income of $971 million vs. GAAP net income of $777 million in fiscal 2009. The difference between the two figures is primarily attributable to (i) the effects of charges for share-based employee compensation expense, (ii) research charges related to certain collaborative arrangements, (iii) amortization of intangibles and other charges resulting from the acquisition of Pharmion Corporation, or Pharmion, and (iv) adjustments to the income tax provision for the tax effect of these items. Each of the items (i) through (iv) are excluded from the non-GAAP figure, but included in the GAAP figure.

•
Non-GAAP diluted earnings per share of $2.08 vs. GAAP diluted earnings per share of $1.66 in fiscal 2009. The difference between the two figures is primarily attributable to the effect of items (i) through (iv) listed above. Each of the items (i) through (iv) are excluded from the non-GAAP figure but included in the GAAP figure.

For a reconciliation of the non-GAAP financial measures to the most comparable financial measure calculated and presented in accordance with GAAP for fiscal 2009, see Appendix A.
Under the MIP, the Compensation Committee is required to adjust, modify or amend the performance measures and targets in the plan to reflect certain events that affect such performance measures and targets, including: (i) restructurings, discontinued operations, extraordinary items or events, corporate transactions (including dispositions or acquisitions) and other unusual or non-recurring items and (ii) changes in tax law or accounting standards required by generally accepted accounting principles.
In December 2008, the Compensation Committee preliminarily determined that the non-GAAP diluted EPS, non-GAAP total revenue and certain non-financial measures were appropriate measures for use in the fiscal 2009 MIP as each provides management focus on and an incentive to increase revenues, while meeting a non-GAAP diluted EPS objective. This balanced with our long-term objective of maintaining a significant research and development reinvestment rate fuels our long-term growth. At its February 2009 meeting, the Compensation Committee approved these targets for the 2009 MIP.
In setting these objectives, we considered our fiscal 2008 performance and established the fiscal 2009 targets considering our long-term strategic plan and our commitment to deliver strong financial results to our stockholders.

In determining the MIP bonuses, each of the Named Executive Officer’s actual target modifier was calculated by adding the Named Executive Officer’s corporate target and the individual target (if applicable) as follows:

	Corporate	Individual
	Weighting X	Weighting X	Actual Target
Named Executive Officer	Corporate Score	Individual Score	Modifier
Sol J. Barer, Ph.D.	100% x 116	—	116.0%
Robert J. Hugin	100% x 116	—	116.0%
David W. Gryska	100% x 116	—	116.0%
Aart Brouwer	—	100% x 100	100.0%
Graham Burton, MBBS, FRCP	80% x 116	20% x 130	118.8%
2010 MIP. We have disclosed the annual short-term incentive bonus for the fiscal 2010 MIP as a percentage of annual base compensation for each Named Executive Officer. Additionally, below are the financial and several selected of the non-financial targets for the fiscal 2010 annual MIP:
56% Financial Objectives
•	28% on non-GAAP total revenue — Range of $3.2 billion to $3.3 billion(1)
•	28% on non-GAAP diluted EPS — Range of $2.55 to $2.60 per share(1)
44% Non-Financial Objectives (Selected Strategic Corporate Objectives)
•	Advancement of marketed products REVLIMID® in myeloma and MDS, VIDAZA® in MDS and ISTODAX® in CTCL

•	Advancement of late stage product candidates

•	Clinical advancement of early stage product candidates

•	Advancement of preclinical and translational development of drug candidates and marketed products REVLIMID®, ISTODAX® and VIDAZA®

•	Advancement of specific milestones related to furthering international and corporate developments and key organizational development initiatives towards long term growth

(1)
Matters discussed in this proxy statement, including financial targets, may constitute forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. No forward-looking statement can be guaranteed. Risks and uncertainties include risks associated with current or pending research and development activities, actions by the U.S. Food and Drug Administration and other regulatory authorities, and those other factors detailed in our filings with the SEC such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

We have not disclosed all of the non-financial performance targets for the fiscal 2010 MIP performance period because we believe that disclosing certain performance targets for the plan will result in competitive harm to us. Such information represents confidential business information that could place us at a competitive disadvantage because it provides insight into our strategic long-term and financial goals including, the development of our proprietary pipeline and research strategies, our clinical development plans, our regulatory strategies and our international expansion plans. The Compensation Committee approves each plan year’s cycle metric under the MIP to ensure an accelerated and ongoing degree of difficulty commensurate with our short and long-term business plan. However, we believe that the targets under the MIP while challenging, are achievable.
Long-Term Incentive Plan
The LTIP is designed to provide our Named Executive Officers and other key employees with long-term performance-based incentive opportunities contingent upon achievement of pre-established corporate performance objectives. Another goal of the LTIP is to create focus on key long-term objectives while creating a retention vehicle to promote management continuity in key functional areas. To qualify for an award under the LTIP, our Named Executive Officers must work each year of a three-year period which we refer to as a “performance cycle.” However, if a Named Executive Officer’s employment is terminated during the performance period due to the Named Executive Officer’s death, permanent disability or retirement (subject to the approval by the Compensation Committee), then the Named Executive Officer is entitled to receive a pro rata LTIP amount upon termination solely based on actual LTIP performance of each performance cycle. In addition, if we have a change in control, participants are entitled to an immediate payment equal to their target award, or if higher, an award based on actual performance through the date of the change in control for each performance cycle.

At the end of a three-year performance cycle, the Compensation Committee evaluates the performance of our Named Executive Officers during the last year of the three-year performance cycle against the plan targets. To the extent established targets under the LTIP are not achieved, no LTIP payment will be awarded for such performance cycle. Awards for the 2007 — 2009 performance cycle were paid in cash to each of our Named Executive Officers in the first quarter of fiscal 2010 based on our achievement of 161.75%, as a result of our significant achievements over the performance cycle.
LTIP Performance Measures. We currently have three separate three-year performance cycles running concurrently ending December 31, 2010, 2011 and 2012, for the performance periods 2008 — 2010, 2009 — 2011 and 2010 — 2012, respectively. Performance measures for each of these cycles are based on performance delivered against the following plan components achieved over the last year of the three-year cycle and culminating in the achievement of the final plan year forecasted target of: 25% on non-GAAP EPS, 25% on non-GAAP net income and 50% on non-GAAP revenue. For purposes of the 2007—2009 performance period, non-GAAP EPS, non-GAAP net income and non-GAAP revenue have similar meanings as defined above.
We have disclosed the LTIP compensation targets for the 2007—2009, 2008—2010, 2009—2011 and 2010—2012 performance cycles below, and we have disclosed the results achieved for the 2007 through 2009 performance cycle below and in our public filings. However, we have not disclosed the specific performance targets under the LTIP because we believe that disclosing performance targets will result in competitive harm to us. Such information represents confidential business information that could place us at a competitive disadvantage because it provides insight into our long-term performance and financial goals. The LTIP is unique among our peers and provides a competitive retention vehicle with a focus on delivery of long-term corporate performance. As a result, we believe that disclosing the targets will give our competitors insight into the plan and thus an unfair advantage in potentially enticing and recruiting our leadership talent. The Compensation Committee approves each plan year’s cycle metric under the LTIP to ensure an accelerated and ongoing degree of difficulty commensurate with our long-term business plan. However, we believe that the targets under the LTIP while challenging, are achievable.
For each of the above-described performance cycles, awards are expressed in the range of 0% to 200% of the Named Executive Officer’s individual annual base salary, and bonus targets within the range are adopted by the Compensation Committee.
2007-2009 Performance Period. The potential payouts, expressed as the Named Executive Officer’s base salary multiplied by the applicable percentage (threshold, target or maximum), under the LTIP for the 2007-2009 performance period were as follows:

Name	Threshold (1)	Target (2)	Maximum (3)
Sol J. Barer, Ph.D.	$375,000	$750,000	$1,500,000
Robert J. Hugin	$313,000	$626,000	$1,252,000
David W. Gryska	$112,500	$225,000	$450,000
Aart Brouwer	$112,500	$225,000	$450,000
Graham Burton, MBBS, FRCP	$104,050	$208,100	$416,200

(1)	The threshold payout is 50% of base salary for Dr. Barer and Mr. Hugin and 25% of base salary for Messrs. Gryska and Brouwer and Dr. Burton.

(2)	The target payout is 100% of base salary for Dr. Barer and Mr. Hugin and 50% of base salary for Messrs. Gryska and Brouwer and Dr. Burton.

(3)	The maximum payout is 200% of base salary for Dr. Barer and Mr. Hugin and 100% of base salary for Messrs. Gryska and Brouwer and Dr. Burton.

2008-2010 Performance Period. The potential payouts, expressed as the Named Executive Officer’s base salary multiplied by the applicable percentage (threshold, target or maximum), under the LTIP for the 2008-2010 performance period are as follows:

Name	Threshold (1)	Target (2)	Maximum (3)
Sol J. Barer, Ph.D.	$437,500	$875,000	$1,750,000
Robert J. Hugin	$350,000	$700,000	$1,400,000
David W. Gryska	$225,000	$450,000	$900,000
Aart Brouwer	$137,624	$275,248	$550,496
Graham Burton, MBBS, FRCP	$108,212	$216,423	$432,846

(1)	The threshold payout is 50% of base salary for Dr. Barer and Messrs. Hugin and Gryska and 25% of base salary for Mr. Brouwer and Dr. Burton.

(2)	The target payout is 100% of base salary for Dr. Barer and Messrs. Hugin and Gryska and 50% of base salary for Mr. Brouwer and Dr. Burton.

(3)	The maximum payout is 200% of base salary for Dr. Barer and Messrs. Hugin and Gryska and 100% of base salary for Mr. Brouwer and Dr. Burton.
2009-2011 Performance Period. The potential payouts, expressed as the Named Executive Officer’s base salary multiplied by the applicable percentage (threshold, target or maximum), under the LTIP for the 2009-2011 performance period are as follows:

Name (1)	Threshold (2)	Target (3)	Maximum (4)
Sol J. Barer, Ph.D.	$485,500	$1,213,750	$1,942,000
Robert J. Hugin	$375,000	$750,000	$1,500,000
David W. Gryska	$253,500	$507,000	$1,014,000
Graham Burton, MBBS, FRCP	$112,500	$225,000	$450,000

(1)
Due to Dr. Barer’s transition from Chief Executive Officer to Executive Chairman, his LTIP award will be prorated based on the number of days Dr. Barer was employed during the performance cycle and actual achievement of the performance targets. Due to his anticipated retirement at the end of fiscal 2010 and his reduced responsibilities, Mr. Brouwer is not eligible for the 2009-2011 LTIP cycle.

(2)	The threshold payout is 50% of base salary for Dr. Barer and Messrs. Hugin and Gryska and 25% of base salary for Dr. Burton.

(3)	The target payout is 125% of base salary for Dr. Barer, 100% of base salary for Messrs. Hugin and Gryska and 50% of base salary for Dr. Burton.

(4)	The maximum payout is 200% of base salary for Dr. Barer and Messrs. Hugin and Gryska and 100% of base salary for Dr. Burton.
2010-2012 Performance Period. The potential payouts, expressed as the Named Executive Officer’s base salary multiplied by the applicable percentage (threshold, target or maximum), under the LTIP for the 2010-2012 performance period are as follows:

Name (1)	Threshold (2)	Target (3)	Maximum (4)
Sol J. Barer, Ph.D.	$550,500	$1,376,250	$2,202,000
Robert J. Hugin	$390,000	$780,000	$1,560,000
David W. Gryska	$265,000	$530,000	$1,060,000
Graham Burton, MBBS, FRCP	$118,750	$237,500	$475,000

(1)
Due to Dr. Barer’s transition from Chief Executive Officer to Executive Chairman, his LTIP award will be prorated based on the number of days Dr. Barer was employed during the performance cycle and actual achievement of the performance targets. Due to his anticipated retirement at the end of fiscal 2010, Mr. Brouwer is not eligible for the 2010-2012 LTIP cycle.

(2)	The threshold payout is 50% of base salary for Dr. Barer and Messrs. Hugin and Gryska and 25% of base salary for Dr. Burton.

(3)	The target payout is 125% of base salary for Dr. Barer, 100% of base salary for Messrs. Hugin and Gryska and 50% of base salary for Dr. Burton.

(4)	The maximum payout is 200% of base salary for Dr. Barer and Messrs. Hugin and Gryska and 100% of base salary for Dr. Burton.

2007-2009 LTIP Performance Measures and Results. On December 13, 2006, the Compensation Committee determined that the non-GAAP diluted EPS, non-GAAP net income and non-GAAP total revenue were appropriate measures for the LTIP three-year cycle which ended on December 31, 2009, as each financial measurement provides management focus and incentive to increase non-GAAP revenues and non-GAAP net income while meeting the non-GAAP EPS objective. See “Cash Bonus/Performance-Based Incentive Compensation—Management Incentive Plan” for more information regarding non-GAAP financial measures.
Accordingly, the Compensation Committee approved the performance measures of the 2007-2009 LTIP, consisting of three financial performance objectives: (1) a pre-established non-GAAP diluted EPS target, (2) a pre-established non-GAAP net income target and (3) a pre-established non-GAAP revenue target. At the time the Compensation Committee established the 2007-2009 LTIP performance measures and targets, these targets represented a significant increase over our 2006 results. These targets were designed to be aligned with our long-term strategic plan and our ongoing commitment to deliver superior financial results to our stockholders.
Performance results for 2007-2009 LTIP were as follows:
•	weighting of 25% on non-GAAP diluted EPS (achieved 116% of targeted weighting);
•	weighting of 25% on non-GAAP net income (achieved 131% of targeted weighting); and
•	weighting of 50% on non-GAAP total revenue (achieved 200% of targeted weighting).

Measure	Results	Total
Non-GAAP diluted EPS	$2.08	29.00%
Non-GAAP net income	$971,322	32.75%
Non-GAAP total revenue	$2,677,322	100.00%

Total Score		161.75%

2009 MIP and LTIP Payments
The goals of the MIP are both financial and strategic; the goals of the LTIP are financial. Both the MIP and LTIP are designed to promote short- and long-term achievement of key corporate objectives and milestones that focus on stockholder return and link a significant portion of compensation to variable and equity-based awards. Achievement of these goals is substantially uncertain at the time such goals are established.
The following payouts of the aggregate incentive awards for the fiscal 2009 MIP and the 2007 — 2009 LTIP performance cycle were approved by the Compensation Committee on February 4, 2010:

	MIP Payments
	(Overall 116%	LTIP Payments	Total
Name	Achievement)	(161.75% Achievement)	Payments (1)
Sol J. Barer, Ph.D.	$1,472,272	$1,213,125	$2,685,397
Robert J. Hugin	$669,900	$1,012,555	$1,682,455
David W. Gryska	$366,212	$363,938	$730,150
Aart Brouwer (2)	$314,815	$363,938	$678,753
Graham Burton, MBBS, FRCP	$307,643	$336,602	$644,245

(1)	The MIP and LTIP payment amounts listed are included in the Summary Compensation Table, column (g), which is included elsewhere in this proxy statement.

(2)	The amount reflects the value of the payment to Mr. Brouwer in Swiss francs as converted to the U.S. dollar using the 2009 average exchange ratio of approximately 1.08 Swiss francs per U.S. dollar.

Equity Grants under our 2008 Stock Incentive Plan
A portion of our Named Executive Officers’ and other employees’ compensation relates to the granting of equity awards, and such grants are based on the successful attainment of corporate and individual goals. Our 2008 Stock Incentive Plan is an important component of our total compensation strategy. It promotes focus on short- and long-term financial and strategic goals, enabling us to attract and retain the talented employees necessary to achieve long-term success.
In determining awards to our Named Executive Officers, the Compensation Committee reviews both the value of equity compensation and the average percentage of equity awards granted to comparable executive officers at the peer group level as well as factors in total corporate performance. The Compensation Committee’s policy on equity awards is designed to align the interests of our Named Executive Officers with those of our stockholders to achieve exceptional corporate performance over time. The stock option/RSU pool is approved each year by the Compensation Committee.
Stock Options
Awards of options to purchase shares of our Common Stock currently are granted pursuant to our 2008 Stock Incentive Plan on a quarterly basis to our Named Executive Officers and certain other employees. Such grants vest over a four-year period in equal installments, subject to the Named Executive Officer’s continued service with us or our subsidiaries and his performance through each applicable vesting date, thereby encouraging retention. Stock options are subject to accelerated vesting in certain limited circumstances. In addition, the 2008 Stock Incentive Plan allows for the immediate exercise of stock options whereby shares of Common Stock acquired on exercise of the stock option are subject to the same vesting schedule as the stock option. As expressly provided in our 2008 Stock Incentive Plan, we are prohibited from any repricing of stock options unless we seek to obtain stockholder approval of any such repricing, which we do not currently anticipate seeking.
Restricted Stock Units (RSUs)
Effective in fiscal 2009, we added restricted stock units, or RSUs, to our equity program in order to provide an effective incentive award with a strong retention component. Awards of RSUs are granted under our 2008 Stock Incentive Plan annually and are subject to a three-year, service-based cliff vesting schedule. RSUs are subject to accelerated vesting in certain limited circumstances. Unlike other participants granted awards under our 2008 Stock Incentive Plan, the Named Executive Officers are not given the choice whether to elect stock options or RSUs; rather, the mix is mandatory. To derive the number of RSUs granted, the target number of stock options is divided between a mix of stock options and RSUs based on a two-thirds and one-third mix (respectively) using a three to one ratio of stock options to RSUs in calculating the number of RSUs. The introduction of RSUs in fiscal 2009 as part of the annual equity incentive program for Named Executive Officers provided a competitive profile within our peer group using a mix of both options and RSUs. Supplementing our stock option grants with RSUs enabled us to use fewer shares while continuing to provide a long-term incentive award that served as an effective retention tool. Because some of our stock option awards currently are underwater, the retentive value as well as the incentive value of the RSU awards are significant.
Reload Options
Stock options granted to our Named Executive Officers and other executives at the vice president level and above between September 19, 2000 and October 1, 2004 contained a reload feature. The reload feature generally provided that if the optionee exercised a stock option at least six months prior to its expiration, the optionee would be granted a new stock option. The number of shares of Common Stock underlying the additional stock option would equal the number of shares of Common Stock exchanged by the optionee to exercise the original stock option or to pay withholding taxes thereon. The reload feature was removed from our 2008 Stock Incentive Plan and stock options granted after October 1, 2004 do not contain any reload feature. In connection with the exercise of a previously granted reload option, Dr. Burton received an option to purchase 13,464 shares of Common Stock on June 5, 2009. The grant date fair value of the additional option is reflected in the Summary Compensation Table and the Grants of Plan Based Awards Table.

Aggregate Equity Use
We believe that stock ownership by employees focuses employees on long-term performance and aligns such employees’ financial interests with those of our stockholders. However, we are also mindful of the possible dilutive effect of such equity issuances. Radford determined in its December 2009 review that our burn rate (i.e., the options and RSUs granted divided by the total shares of Common Stock issued and outstanding) and overhang are positively positioned relative to our peers. Our three-year average burn rate increased from 1.7% in 2008 to 2.1% in 2009. However, this burn rate is below the RiskMetrics Group 2010 limit of 5.16%. In addition, our last-fiscal and three-year average gross burn rates trail the peer 50th percentile. Our issued stock overhang (i.e., total stock options and unvested RSUs outstanding divided by total shares of Common Stock issued and outstanding) and total stock overhang (i.e., total stock options and unvested RSUs outstanding plus shares available for future grant divided by total shares of Common Stock issued and outstanding) trail the peer 50th percentile.
Matching 401(k) Plan Benefits
Our 401(k) Plan is a tax-qualified retirement savings plan available to all of our eligible employees, which include certain Named Executive Officers. Under the 401(k) Plan, we make discretionary matching contributions to participants (including certain Named Executive Officers) in the form of shares of our Common Stock to such participant’s plan account of up to 6% of their eligible earnings or the maximum permitted by law.
Eligible Named Executive Officers participated in the 401(k) Plan in fiscal 2009 and received matching contributions under the 401(k) Plan for fiscal 2010 valued as follows:

Name	Matching Contributions under the 401(k) Plan (1)
Sol J. Barer, Ph.D.	297.11 shares of Common Stock (fair value of $16,543)
Robert J. Hugin	297.11 shares of Common Stock (fair value of $16,543)
David W. Gryska	297.11 shares of Common Stock (fair value of $16,543)
Aart Brouwer (2)	N/A
Graham Burton, MBBS, FRCP	297.11 shares of Common Stock (fair value of $16,543)

(1)	The matching 401(k) Plan amounts are included in the Summary Compensation Table, column (i), which is included elsewhere in this proxy statement.

(2)
Aart Brouwer is not covered under our 401(k) Plan; however because Mr. Brouwer is a resident of Switzerland, we were required to make a matching payment of $60,376 for fiscal 2009 (which reflects the value of the payment in Swiss francs as converted to the U.S. dollar using the 2009 average exchange ratio of approximately 1.08 Swiss francs per U.S. dollar) into a pension plan pursuant to the mandatory requirements of Swiss Law.

Matching Nonqualified Deferred Compensation Plan
The Nonqualified Plan is an unfunded nonqualified deferred compensation plan to which certain U.S. management level employees and certain Named Executive Officers may elect to defer up to 90% of their base salary and up to 100% of annual bonus. We make a cash matching contribution to the Nonqualified Plan on behalf of certain Named Executive Officers in the plan at a rate specified by the Compensation Committee (this rate mirrors the investment returns in the funds held by our 401(k) Plan). For further discussion of the Nonqualified Plan, see “Additional Information Regarding Executive Compensation—Nonqualified Deferred Compensation Table” elsewhere in this proxy statement.

Eligible Named Executive Officers participated in our Nonqualified Plan and received matching cash contributions from us for fiscal 2009 under the Nonqualified Plan as follows:

Name	Matching Contributions under the Nonqualified Plan (1)
Sol J. Barer, Ph.D.	$209,367
Robert J. Hugin	$115,125
David W. Gryska (2)	—
Aart Brouwer (2)	—
Graham Burton, MBBS, FRCP(2)	—

(1)	The matching cash contributions are included in the Summary Compensation Table, column (i), which is included elsewhere in this proxy statement.

(2)	Messrs. Gryska and Brouwer and Dr. Burton are not eligible to receive matching contributions under the Nonqualified Plan.
Perquisites and Other Benefits
Each of the Named Executive Officers receives medical, dental, disability and life insurance coverage on the same terms as other employees. Our executive compensation program also includes limited perquisites and other benefits. We reimburse Dr. Barer and Messrs. Hugin, Gryska and Brouwer for reasonable expenses incurred in obtaining professional tax and financial counseling up to a maximum of $15,000 annually with respect to Dr. Barer and Messrs. Hugin and Gryska and 17,000 Swiss francs (or $15,741 based on the 2009 average exchange rate of approximately 1.08 Swiss francs per U.S. dollar) with respect to Mr. Brouwer. We believe such reimbursements allow them to focus on managing our business and assist them in optimizing the value received from the various compensation and benefit programs offered. In fiscal 2009, reimbursements of $14,890 were made to Dr. Barer, $10,098 to Mr. Gryska, none to Mr. Hugin and $6,625 to Mr. Brouwer. In connection with hiring Mr. Gryska in December 2006, we reimbursed Mr. Gryska an aggregate of $271,500 for certain relocation costs (of which $81,500 is reported in the Summary Compensation Table with respect to fiscal 2007). All transactions were facilitated through our relocation service provider to manage costs and avoid unnecessary taxes on such costs. In addition, we provide umbrella insurance and pay the applicable insurance premiums for such insurance for Dr. Barer, Mr. Hugin and Dr. Burton. These premium payments are taxable to each of Dr. Barer, Mr. Hugin and Dr. Burton. For fiscal 2009, we made premium payments as follows: $2,405 for each of Dr. Barer and Mr. Hugin and $1,143 for Dr. Burton. Mr. Hugin also received Company contributions to a health savings account in fiscal 2009, equal to $1,600. Attributed costs of the perquisites and other personal benefits described above for our Named Executive Officers for fiscal 2007, fiscal 2008 and fiscal 2009 are included in column (i) of the Summary Compensation Table.
We have entered into certain employment agreements with our Named Executive Officers as discussed elsewhere in this proxy statement which provide for, in part, termination benefits and, in certain cases, change of control benefits that are designed to promote stability and continuity of senior management. Information regarding applicable payments under such agreements for the Named Executive Officers is provided under the heading “Additional Information Regarding Executive Compensation—Employment Agreements” and “Additional Information Regarding Executive Compensation—Potential Payments Upon Termination or Change in Control” elsewhere in this proxy statement.
Accounting and Tax Considerations
FASB ASC 718. We have adopted Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation — Stock Compensation” (“FASB ASC 718”) (formerly known as FAS 123R) using the modified prospective application method on January 1, 2006. Our estimate of future stock-based compensation expense is affected by our stock price, the number of stock-based awards our Board of Directors may grant in fiscal 2010 and subsequent years, as well as a number of complex and subjective valuation assumptions and the related tax impact. These valuation assumptions include, but are not limited to, the volatility of our stock price and employee stock option exercise behaviors.
Policy with respect to Compensation Deductibility. Our policy with respect to the deductibility limit of Section 162(m) of the Code generally is to preserve the federal income tax deductibility of compensation paid when it is appropriate and is in our best interest. However, we reserve the right to authorize the payment of non-deductible compensation if we deem that it is appropriate to do so under the circumstances.

2010 CEO Transition
On April 29, 2010, we announced that, effective immediately after the Annual Meeting on June 16, 2010, Dr. Barer will retire as Chief Executive Officer and Mr. Hugin will become our new Chief Executive Officer. Dr. Barer will continue to serve as Chairman of the Board of Directors (as Executive Chairman until December 31, 2010 and as non-executive Chairman until immediately after our 2011 annual meeting of stockholders), and he will also serve as a consultant from January 1, 2011 to December 31, 2012. This transition was the result of a comprehensive succession planning process conducted by the Nominating Committee, the Compensation Committee and the Board of Directors. The Compensation Committee also retained Radford to advise it concerning reasonable and appropriate compensation arrangements and competitive market practices in the industry with respect to transitions to executive and non-executive chairmen of boards of directors and internal promotions to chief executive officer.
Dr. Barer has been with us since 1987 and is considered a founder of Celgene. Under his leadership, we have experienced strong successes and a significant increase in the value of our Common Stock. Given his significant contributions to Celgene, the importance of his continued involvement in our scientific and strategic initiatives during the transition period and his significant responsibilities as Executive Chairman (which will require his full working time), the Compensation Committee determined that the compensation and benefits provided Dr. Barer as Executive Chairman should be the same as those provided to him while he was Chief Executive Officer. The continuation of such compensation level following Dr. Barer’s transition to Executive Chairman is also generally consistent with the market practice of companies in the biotechnology / pharmaceutical industry.
While serving as the non-executive Chairman of the Board of Directors, Dr. Barer will receive a cash retainer equal to $12,500 per month (for a total retainer of $75,000), which retainer is generally consistent with market practice for non-executive chairmen positions at companies in the biotechnology / pharmaceutical industry. In addition, while Dr. Barer is a consultant, he will receive an annual consulting fee of $1,250,000. Dr. Barer’s transition compensation (i.e., total compensation paid to Dr. Barer while he is Executive Chairman, non-executive Chairman and consultant) is positioned near the market 60th percentile, which is consistent with our stated philosophy to align total compensation to the market 60th percentile. Dr. Barer and his spouse will also be entitled to continued health insurance (with respect to Dr. Barer, until he is eligible for health care benefits pursuant to Medicare, and with respect to his spouse, until June 30, 2014). In addition, consistent with his employment agreement, Dr. Barer will be reimbursed for reasonable expenses incurred in obtaining professional tax and financial counseling up to an annual maximum of $15,000.
Effective immediately after the Annual Meeting on June 16, 2010, Mr. Hugin will be our new Chief Executive Officer. Mr. Hugin has served as our Chief Operating Officer and President since May 1, 2006 and will bring his extensive executive and leadership experience and knowledge of our business to his new position as Chief Executive Officer. The Compensation Committee, with the assistance of Radford, determined that Mr. Hugin’s compensation should be adjusted in connection with his promotion to Chief Executive Officer. Accordingly, effective June 16, 2010, Mr. Hugin’s compensation will be increased as follows:
•	his annual base salary will increase from $780,000 (approved to $810,000 in February 2010 and effective May 2010) to $975,000;
•	his annual target MIP bonus will increase from 75% to 120% of his base salary;
•	effective beginning with the 2011-2013 performance cycle of the LTIP, his target LTIP award will increase from 100% to 125% of base salary; and
•
in addition to Mr. Hugin’s scheduled 2010 equity award, he will also receive an additional option to purchase 39,000 shares of Common Stock which will be allocated over the remaining quarterly grant year commencing on June 16, 2010, and 6,500 RSUs will be granted to him on June 16, 2010.

The Compensation Committee, with the assistance of Radford, reviewed and evaluated compensation of comparable chief executive officers in the biotechnology / pharmaceutical industry and set Mr. Hugin’s compensation package competitive with the market.
For more information regarding the transition, see the section entitled “Additional Information Regarding Executive Compensation—Employment Agreements—CEO Transition.”
COMPENSATION COMMITTEE REPORT
The Compensation Committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

THE COMPENSATION COMMITTEE

Rodman L. Drake, Chairman
Michael D. Casey
James J. Loughlin

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION
Executive Officers
Our executive officers and their ages and positions:

Name	Age	Position
Sol J. Barer, Ph.D.	63	Chief Executive Officer and Chairman of the Board
Robert J. Hugin	55	President, Chief Operating Officer and Director
David W. Gryska	54	Senior Vice President and Chief Financial Officer
Aart Brouwer	70	Chairman International and Senior Advisor to the Celgene Chairman and Chief Executive Officer
Graham Burton, MBBS, FRCP	59	Senior Vice President, Global Regulatory Affairs, Pharmacovigilance and Corporate Quality Assurance and Compliance
Sol J. Barer, Ph.D. is our Chief Executive Officer and Chairman of the Board of Directors. See “Proposal One: Election of Directors—Nominees” for a discussion of Dr. Barer’s business experience.
Robert J. Hugin is our President, Chief Operating Officer and Director. See “Proposal One: Election of Directors—Nominees” for a discussion of Mr. Hugin’s business experience.
David W. Gryska joined us as Senior Vice President and Chief Financial Officer effective December 6, 2006. Mr. Gryska most recently has held several Board positions of biotechnology companies and is currently on the Board of SeattleGenetics. Previously, Mr. Gryska served at Scios, Inc., a biopharmaceutical company, as Senior Vice President and Chief Financial Officer from November 2000 to October 2004, and as Vice President of Finance and Chief Financial Officer from December 1998 to November 2000. From 1993 to December 1998, he served as Vice President, Finance and Chief Financial Officer at Cardiac Pathways Corporation, a medical device company. Prior to Cardiac Pathways, Mr. Gryska served as a partner at Ernst & Young LLP, an accounting firm, for eleven years where he focused on technology industries, with an emphasis on biotechnology and healthcare companies. Mr. Gryska holds a B.A. in accounting and finance from Loyola University and an M.B.A. from Golden Gate University.
Aart Brouwer has served as our Chairman International and Senior Advisor to the Chairman and Chief Executive Officer since January 1, 2009. Mr. Brouwer joined us as President of Celgene International in November 2005. Prior to Celgene, Mr. Brouwer served as a director of IsoTis S.A., a publicly owned medical device company specializing in orthobiologics since 2002 and director of IsoTis, Inc. since 2006. Until 2002, Mr. Brouwer was Vice President of Europe for Amgen Inc. Prior to Amgen, Mr. Brouwer served in a range of senior marketing and management roles in the global pharmaceutical and biotech industries.
Dr. Graham Burton has served as our Senior Vice President, Global Regulatory Affairs, Pharmacovigilance and Corporate Quality Assurance and Compliance from July 2003. Since then, his responsibilities have increased to the extent where he has become one of our executive officers, even though his title remains the same. Previously, Dr. Burton had been Senior Vice President Global Regulatory Affairs and Quality Assurance at Johnson & Johnson Pharmaceutical Research & Development, LLC from 1997 to 2003. Dr. Burton received his medical degree in 1975 from St. George’s Hospital Medical School, London and became a Fellow of the Royal College of Physicians in 1997. He was a practicing physician specializing in internal medicine and cardio-pulmonary disorders from 1975 to 1984 followed by four years as a Senior Medical Officer with the Medicines Control Agency of the UK’s Department of Health. He was the Medical Director for Upjohn UK from 1988 to 1995 and then for two years was Vice President Global Regulatory Affairs in the US with Pharmacia & Upjohn.

SUMMARY COMPENSATION TABLE
The following table sets forth information regarding compensation earned by our Named Executive Officers for the fiscal years ended December 31, 2009, 2008 and 2007.

							Change in
							Pension
							Value and
							Nonqualified
						Non- Equity	Deferred
Name and Principal				Stock	Option	Incentive Plan	Compensation	All Other
Position	Year	Salary	Bonus(1)	Awards(2)	Awards(2)	Compensation(3)	Earnings(4)	Compensation(5)	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Sol J. Barer, Ph.D.	2009	$1,057,667	—	$1,148,610	$3,569,227	$2,685,397	—	$243,205	$8,704,106
Chief Executive	2008	$939,000	—	—	$4,874,831	$2,166,995	—	$216,551	$8,197,377
Officer and Chairman of the Board (6)	2007	$833,333	—	—	$5,094,788	$2,248,000	—	$191,898	$8,368,019

Robert J. Hugin	2009	$770,000	—	$650,180	$2,128,713	$1,682,455	—	$135,673	$5,367,021
President, Chief	2008	$733,333	—	—	$3,035,862	$1,571,730	—	$126,976	$5,467,901
Operating Officer and Director (7)	2007	$675,333	—	—	$2,603,028	$1,699,800	—	$115,694	$5,093,855

David W. Gryska	2009	$526,167	—	$281,730	$970,298	$730,150	—	$26,641	$2,534,986
Senior Vice	2008	$489,435	—	—	$1,517,931	$350,925	—	$21,003	$2,379,294
President and Chief Financial Officer	2007	$450,000	—	—	$3,040,137	$270,000	—	$97,548	$3,857,685

Aart Brouwer	2009	$462,963	—	$108,370	$491,768	$678,753	—	$67,001	$1,808,855	(8)
Chairman Int’l and Senior Advisor	2008	$579,078	—	—	$790,730	$744,862	—	$51,686	$2,166,356	(8)
to Celgene Chairman and Chief Executive Officer	2007	$503,250	—	—	$551,470	$305,976	—	$43,477	$1,404,173	(8)

Graham Burton, MBBS, FRCP	2009	$470,833	—	$216,740	$918,674	$644,245	—	$17,686	$2,268,178
Sr. Vice President	2008	$447,141	—	—	$2,659,997	$580,601	—	$13,626	$3,701,365
GRA&P	2007	$430,071	—	—	$998,420	$590,278	—	$12,031	$2,030,800

(1)
No bonuses are reportable under column (d) but rather are included as non-equity incentive plan compensation under column (g). The amounts in column (g) represent the aggregate cash awards paid in fiscal 2009, fiscal 2008 and fiscal 2007 to the Named Executive Officers as Non-Equity Incentive Plan Compensation under the MIP and the LTIP, which are discussed in further detail under the heading “2009 Executive Compensation Components—Cash Bonus/Performance-Based Incentive Compensation.”

(2)
The value of RSU awards in column (e) and stock options in column (f) equals the fair value at date of grant, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The value is calculated in accordance with FASB ASC 718. The fiscal 2008 and fiscal 2007 option award amounts were recomputed in accordance with FASB ASC 718. Amounts reflected in columns (e) and (f) of the Summary Compensation Table include awards with both time-based vesting and performance-based vesting. Stock awards and options with performance-based vesting that were granted in 2009 are reported at the maximum value, assuming the highest level of performance conditions which is 100% of target. Of the amount reported in column (f) with respect to Dr. Burton, $251,013 represents the grant date fair value, calculated in accordance with FASB ASC 718, of an additional option purchase of 13,464 shares of Common Stock which was granted to Dr. Burton on June 5, 2009 in connection with his exercise of a previously granted reload option. The assumption used in determining the grant date fair values of these RSU and option awards for their respective years are set forth in note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2009, filed with the SEC.

(3)
The amounts in column (g) reflect the aggregate cash awards to the Named Executive Officers under the fiscal 2009, fiscal 2008 and fiscal 2007 MIP and the 2007 — 2009, 2006 — 2008 and 2005 — 2007 performance periods under the LTIP. The payouts of the cash compensation awards under the fiscal 2009 MIP and the 2007 — 2009 performance period under the LTIP were approved by the Compensation Committee on February 4, 2010 and paid shortly thereafter. The MIP and the LTIP are discussed in further detail under the heading “2009 Executive Compensation Components—Cash Bonus/Performance-Based Incentive Compensation” and which, for purposes of this Summary Compensation Table, have been characterized as “Non-Equity Incentive Plan Compensation” under this column (g) rather than “Bonus” under column (d).

(4)	We do not have a pension plan for our Named Executive Officers. Under our Nonqualified Plan, there are no above-market or preferential earnings.

(5)	The amounts in column (i) reflect the following:

			Value of	Value of
		Value of	Matching	Matching
		Matching	Contributions	Contributions
		Contributions	To the 401(k)	To a Pension	Professional		Contributions	Value of
		to the	Plan in	Plan Pursuant	Tax and	Umbrella	to Health	Reimbursed
		Nonqualified	Shares of	to Swiss	Financial	Insurance	Savings	Relocation
Name	Year	Plan	Common Stock**	Federal Law	Counseling	Premiums	Account	Expenses		Total

Sol J. Barer, Ph.D.	2009	$209,367	$16,543	—	$14,890	$2,405	—	—		$243,205
	2008	$186,200	$12,476	—	$15,000	$2,875	—	—		$216,551
	2007	$163,542	$10,481	—	$15,000	$2,875	—	—		$191,898

Robert J. Hugin	2009	$115,125	$16,543	—	—	$2,405	$1,600	—		$135,673
	2008	$109,375	$12,476	—	—	$2,875	$2,250	—		$126,976
	2007	$100,838	$10,481	—	—	$2,875	$1,500	—		$115,694

David W. Gryska	2009	—	$16,543	—	$10,098	—				$26,641
	2008	—	$12,476	—	$8,527	—	—	—		$21,003
	2007	—	$10,481	—	$5,567	—	—	$81,500	*	$97,548

Aart Brouwer	2009	—	—	$60,376	$6,625	—	—	—		$67,001
	2008	—	—	$45,122	$6,564	—	—	—		$51,686
	2007	—	—	$43,477	—	—	—	—		$43,477

Graham Burton,	2009	—	$16,543	—	—	$1,143	—	—		$17,686
MBBS, FRCP	2008	—	$12,476	—	—	$1,150	—	—		$13,626
	2007	—	$10,481	—	—	$1,550	—	—		$12,031

*
Mr. Gryska’s relocation expenses exceeded the original fiscal 2006 estimate of $190,000 by $81,500 and have been reported herein as compensation for fiscal 2007. All relocation expense reimbursements were paid in fiscal 2007.

**	The value of the matching contributions is based on the number of shares of Common Stock multiplied by the closing price of our Common Stock on December 31, 2009.

(6)	Dr. Barer also serves as Chairman of the Board of Directors but does not receive any compensation in such capacity.

(7)	Mr. Hugin also serves as a member of the Board of Directors but does not receive any compensation in such capacity.

(8)
The amounts of compensation paid to Mr. Brouwer reflect the value of such compensation paid in Swiss francs as converted to the U.S. dollar using the 2009, 2008 and 2007 average exchange rates of approximately 1.08, 1.08 and 1.20 Swiss francs per U.S. dollar, respectively.

Employment Agreements
Dr. Barer and Mr. Hugin
Effective as of May 1, 2006, we entered into new employment contracts with Dr. Barer and Mr. Hugin, which were subsequently amended effective December 31, 2008 solely for the purpose of addressing the deferred compensation requirements under Section 409A of the Code. The employment agreements have an initial term of three years, which automatically extends for successive one-year terms unless either we or the executive provide written notice to the other, at least six months prior to the expiration of the then term, of such party’s intention to terminate the executive’s employment at the end of such term, unless terminated sooner as provided in the employment agreements. By action of the Compensation Committee, consistent with his employment agreement, in February 2009, Dr. Barer’s base salary was approved to be increased effective May 1, 2009 to $1,101,000, his MIP target bonus increased to 120% and his annual LTIP bonus established with a threshold, target and maximum bonus of 50%, 125% and 200%, respectively, for the three-year performance cycle 2009 — 2011. Also in February 2009, Mr. Hugin’s base salary was approved to be increased effective May 1, 2009 to $780,000, although his MIP target bonus remained at 75% and he remained eligible to earn an annual LTIP bonus with the threshold, target and maximum bonuses equal to 50%, 100% and 200% of base salary, respectively, for the three-year performance cycle 2009 — 2011. In addition, Dr. Barer’s and Mr. Hugin’s annual option target grant was increased to 265,000 and 150,000 shares of Common Stock, respectively, by action of the Compensation Committee. By action of the Compensation Committee, consistent with their employment agreements, in February 2010, Dr. Barer’s and Mr. Hugin’s base salaries were increased by 3.5% and their target equity awards were adjusted as follows: (i) Dr. Barer’s base salary was increased by $39,000 to $1,140,000 and his annual target equity award consists of an option to purchase 178,000 shares of Common Stock and 29,700 RSUs, and (ii) Mr. Hugin’s base salary was increased by $30,000 to $810,000 and his annual target equity award consists of an option to purchase 100,000 shares of Common Stock and 16,700 RSUs. The employment agreements also provide that Dr. Barer and Mr. Hugin are entitled to reimbursement for reasonable expenses incurred in obtaining professional tax and financial counseling, up to a maximum of $15,000 annually, payment of umbrella insurance premiums, and participation in all group health and insurance programs and all other fringe benefit or retirement plans which are generally available to our employees.
The employment agreements provide that if Dr. Barer’s or Mr. Hugin’s employment is terminated due to his disability or incapacitation or for any reason other than by us for “cause,” or due to his death, the executive is entitled to receive a lump sum payment equal to the executive’s then annual base salary, a pro rata share of the executive’s annual target bonus (based on the assumption that all performance or other criteria had been met) and certain accrued benefits. Further, if Dr. Barer’s or Mr. Hugin’s employment is terminated by us without “cause” or because of disability or incapacitation or by the executive for “good reason” at any time during the two-year period following a “change in control” or if their employment is terminated by us without “cause” or by the executive for “good reason” during the 90-day period prior to a “change in control,” the executive is entitled to receive a lump sum payment equal to three times the executive’s then annual base salary plus three times the executive’s highest annual bonus paid within the three years prior to the change in control, certain accrued benefits, payment of health and welfare premiums for the executive and his dependents for three years or, in certain instances, substitute arrangements on a similar tax basis and, upon the occurrence of a “change in control,” full and immediate vesting of all stock options and equity awards; provided, however, that such payment will be reduced by any payment made to the executive prior to the “change in control” on account of the executive’s termination.
Dr. Barer and Mr. Hugin may also be entitled to receive a gross-up payment in certain circumstances if payments or benefits provided trigger an excise tax under Section 4999 of the Code, but only if the payments and benefits provided exceed 105% of the greatest amount that could be paid without triggering the excise tax. If the payments and benefits provided do not exceed 105% of the greatest amount that could be paid without triggering the excise tax, then the payments and benefits will be reduced to the greatest amount that could be paid without triggering the excise tax. As described under the section entitled “Potential Payments Upon Termination or Change in Control,” no excise tax gross-up would have been paid to either Dr. Barer or Mr. Hugin if a change in control occurred on December 31, 2009, 2008 or 2007.

Dr. Barer and Mr. Hugin are subject to a non-competition provision which applies during the period they are employed by us and until the first anniversary of the date their employment terminates (or, if change in control payments and benefits are paid, generally the second anniversary of the later of the date their employment terminates or the change in control date). In addition, their agreements contain a patent/ inventions provision and a perpetual confidentiality provision.
For purposes of Dr. Barer’s and Mr. Hugin’s employment agreements, “cause” generally means:
•	the conviction of a crime involving moral turpitude or a felony;
•	acts or omissions taken in bad faith and to the detriment of the Company; or
•	a breach of any material term of such agreement.
For purposes of Dr. Barer’s and Mr. Hugin’s employment agreements, “good reason” generally means, without Dr. Barer’s or Mr. Hugin’s consent:
•	the failure to elect or appoint the executive to, or reelect or reappoint the executive to, or removal of the executive from, his position with the Company or as a member of the Board of Directors;
•	a significant change in the nature or scope of the authorities, powers, functions, duties or responsibilities normally attached to the executive’s position;
•
a determination by the executive made in good faith that, as a result of a change in control, he is unable effectively to carry out the authorities, powers, functions, duties or responsibilities attached to his position;

•	a breach by the Company of any material provision of the agreement;
•	a reduction in annual base salary;
•	a 50-mile or greater relocation of the Company’s principal office;
•
the failure of the Company to continue any health or welfare plan, employee benefit plan, pension plan, fringe benefit plan or compensation plan in which the executive is participating immediately prior to a change in control, unless the executive is provided substantially comparable benefits at no greater after-tax cost or the Company’s taking any action which adversely affects the executive’s participation in or which reduces the executive’s benefits under any such plan; or

•	the failure of a successor to assume the agreement.
For purposes of Dr. Barer’s and Mr. Hugin’s employment agreements, “change in control” generally means:
•	any person becomes the beneficial owner of Company securities which represent 30% of the total combined voting power of the Company’s then outstanding securities;
•	a merger, consolidation or other business combination of the Company;
•	the persons who are members of the Board of Directors cease to constitute at least a majority of the Board of Directors; or
•	the approval by the stockholders of the Company of any plan of complete liquidation of the Company or an agreement for the sale of all or substantially all of the Company’s assets.
However, the definition of “change in control” that applies if Dr. Barer or Mr. Hugin is terminated by the Company without cause or by them for good reason during the 90-day period prior to a “change in control” is the definition provided in the Treasury regulations under Section 409A of the Code, which eliminates, among other things, the approval by the Company’s stockholders of any plan of complete liquidation.

CEO Transition
Effective immediately after the Annual Meeting on June 16, 2010, Dr. Barer’s employment agreement was amended to reflect his transition from Chief Executive Officer to Executive Chairman of the Board of Directors. In addition, we entered into a Services Agreement with Dr. Barer, dated April 28, 2010. The Services Agreement provides that, effective January 1, 2011, Dr. Barer will serve as non-executive Chairman of the Board of Directors until immediately after our 2011 annual meeting of stockholders and as a consultant from January 1, 2011 until December 31, 2012. In connection with Dr. Barer’s transition, Mr. Hugin will be appointed our new Chief Executive Officer, and his employment agreement was amended to reflect his new position, effective immediately after the Annual Meeting.
Amendment to Dr. Barer’s Employment Agreement. Under Dr. Barer’s amended employment agreement, he will serve as Executive Chairman of the Board of Directors from June 16, 2010 until December 31, 2010 during which time he will devote all of his working time and efforts to the performance of his duties as Executive Chairman. As Executive Chairman, he will be entitled to the same compensation and benefits that he was entitled to as Chief Executive Officer, except that his LTIP awards for the 2009 — 2011 and 2010 — 2012 performance cycles will be prorated based on the number of days Dr. Barer was employed during the performance cycle and actual achievement of the performance targets under the LTIP. Consistent with his current entitlement under his existing employment agreement, Dr. Barer is entitled to full vesting and immediate exercisability of all outstanding stock options and other equity awards upon his retirement on December 31, 2010.
Services Agreement. We entered into a Services Agreement with Dr. Barer which provides that effective January 1, 2011, Dr. Barer will serve as: (i) non-executive Chairman of the Board of Directors until immediately after our 2011 annual meeting of stockholders and (ii) as a consultant to Celgene from January 1, 2011 to December 31, 2012 (subpart (i) and (ii), the “Contract Period”). The agreement provides that, during the Contract Period, Dr. Barer will be an independent contractor and that he will be entitled to the following compensation and benefits: (i) a monthly cash retainer of $12,500, payable while he is Chairman of the Board of Directors (for a total retainer of $75,000); (ii) an annual consulting fee of $1,250,000; (iii) continued health insurance (with respect to Dr. Barer, until he is eligible for health care benefits pursuant to Medicare, and with respect to his spouse, until June 30, 2014) where the first 18 months are continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or COBRA; and (iv) continued reimbursement for reasonable expenses incurred in obtaining professional tax and financial counseling up to an annual maximum of $15,000. During the Contract Period, Dr. Barer will not be eligible to participate in any of our employee benefit plans or programs, including the MIP, the LTIP and our 2008 Stock Incentive Plan.
If Dr. Barer’s services are terminated by us without “cause” (which is the same definition in his employment agreement) or due to his death or disability or incapacitation, then, in addition to certain accrued amounts, Dr. Barer will be entitled to receive his annual consulting fee and monthly retainer that he would have been entitled to receive from the date of his termination through the end of the Contract Period (the “Contract Amount”). Further, if Dr. Barer’s services are terminated by us without “cause” or by him for “good reason” at any time during (i) the two-year period commencing on a “change in control” (which is the Code Section 409A-compliant definition contained in his employment agreement) or (ii) the 90-day period prior to a “change in control,” Dr. Barer will be entitled to receive the Contract Amount. Such amount will be reduced by any payment made to him prior to the “change in control” on account of his termination. In addition, upon the occurrence of a “change in control,” Dr. Barer will receive full and immediate vesting of all stock options and equity awards.

For purposes of the Services Agreement, “good reason” generally means, without Dr. Barer’s consent:
•	while Dr. Barer is Chairman of the Board of Directors, a significant change in the nature or scope of the authorities, powers, functions, duties or responsibilities normally attached to his position;
•
while Dr. Barer is Chairman of the Board of Directors, a determination by Dr. Barer made in good faith that, as a result of a change in control, he is unable effectively to carry out the authorities, powers, functions, duties or responsibilities attached to his position;

•	a breach by the Company of any material provision of the agreement;
•	a reduction in the annual consulting fee;
•
failure of the Company to continue in effect any health plan in which Dr. Barer (and eligible dependents) are participating immediately prior to a change in control, unless Dr. Barer (and eligible dependents) are permitted to participate in another plan providing Dr. Barer (and eligible dependents) with substantially comparable benefits at no greater after-tax cost to Dr. Barer (and eligible dependents), or the taking of any action by the Company which would adversely affect Dr. Barer’s (and eligible dependents’) participation in or reduce Dr. Barer’s (and eligible dependents’) benefits under any such plan;

•	a 50-mile or greater relocation of the Company’s principal office; or
•	the failure of a successor to assume the agreement.
The Services Agreement also contains a non-competition provision which applies during the Contract Period and for one year thereafter (or, if change in control payments are made, generally the second anniversary of the later of the date his services are terminated or the change in control date). In addition, the agreement contains a patent/inventions provision and a perpetual confidentiality provision.
Amendment to Mr. Hugin’s Employment Agreement. Effective immediately after the Annual Meeting on June 16, 2010, Mr. Hugin will be appointed our new Chief Executive Officer. Accordingly, Mr. Hugin’s employment agreement was amended to set forth his new title and duties. The amendment also provides that Mr. Hugin’s base salary will increase from $780,000 (increased to $810,000 in February 2010) to $975,000 and his annual target MIP bonus will increase from 75% to 120% of his base salary. In addition, the Compensation Committee adjusted his target LTIP award and equity awards in connection with his promotion to Chief Executive Officer as follows: (i) effective beginning with the 2011 — 2013 performance cycle of the LTIP, his target LTIP award will increase from 100% to 125% of base salary and (ii) in addition to Mr. Hugin’s scheduled 2010 equity award, he will also receive an additional option to purchase 39,000 shares of Common Stock which will be allocated over the remaining quarterly grant year commencing on June 16, 2010, and 6,500 RSUs will be granted to him on June 16, 2010.

Messrs. Gryska and Brouwer and Dr. Burton
Effective as of December 6, 2006, we entered into an employment letter agreement with Mr. Gryska. The letter agreement provides for an initial annual base salary of $450,000 and a target incentive under the MIP equal to 50% of annual base salary (up to a maximum of 200%) and a target LTIP of 50% of annual base salary (up to a maximum of 100%). In February 2009, Mr. Gryska’s base salary was increased to $530,000 effective March 1, 2009 and his annual option target grant was increased to 65,000 shares of Common Stock by action of the Compensation Committee. In addition, in February 2010, by action of the Compensation Committee, Mr. Gryska’s base salary was increased by 3.5% to $550,000 and his annual target equity award consists of an option to purchase 46,700 shares of Common Stock and a grant of 7,800 RSUs. Mr. Gryska is also entitled to reimbursement for reasonable expenses incurred in obtaining professional tax and financial counseling, up to a maximum of $15,000 annually, and payment of umbrella insurance premiums (which Mr. Gryska waived for fiscal 2009). The letter agreement also provides that Mr. Gryska is entitled to participate in all group health and insurance programs and all other fringe benefit or retirement plans which are generally available to our employees. In addition, pursuant to the letter agreement, Mr. Gryska was entitled to a grant of an option to purchase 100,000 shares of the Company’s Common Stock and certain relocation benefits which were paid to him in fiscal 2007. The letter agreement also provides that if Mr. Gryska’s employment is terminated by us for any reason other than for cause or as a result of a change in control, he is entitled to receive a lump sum payment equal to 12 months’ base salary and bonus, less applicable taxes. We amended Mr. Gryska’s employment agreement effective April 28, 2008 as follows: (i) to define the term “cause” as such term is defined in Dr. Barer’s employment agreement; (ii) to define “change in control” as such term is defined in the 2008 Stock Incentive Plan; and (iii) to include 12 months of Company-paid benefit coverage under COBRA for health and dental insurance, subject to Mr. Gryska’s payment of premiums at the applicable active rate (at a coverage level equal to or below elected coverage on the day before the termination date) if he is terminated by the Company without cause or if he is terminated by the Company for any reason on or following a change in control. We do not have any separate change in control agreements or arrangements with Mr. Gryska.
We entered into an updated employment agreement with Mr. Brouwer effective November 1, 2008 in connection with the change in his responsibilities and appointment to Senior Advisor to the Chairman & Chief Executive Officer and Chairman, International which provides that, effective January 1, 2009 (i) his base salary is 500,000 Swiss francs (or $462,963 based on the 2009 average exchange rate of approximately 1.08 Swiss francs per U.S. dollar); (ii) his bonus target is 340,000 Swiss francs (or $314,815 based on the 2009 average exchange rate of approximately 1.08 Swiss francs per U.S. dollar) and 200,000 Swiss francs (or $185,185 based on the 2009 average exchange rate of approximately 1.08 Swiss francs per U.S. dollar) for 2009 and 2010, respectively; (iii) he will receive financial planning assistance up to 17,000 Swiss francs (or $15,741 based on the 2008 average exchange rate of approximately 1.08 Swiss francs per U.S. dollar); and (iv) his annual option target grant will be 25,000 shares of Common Stock. In addition, Mr. Brouwer is authorized to use a Company-paid car when commuting for business, and he no longer participates in the LTIP. Mr. Brouwer is entitled to participate in all employee benefit programs offered by our subsidiary, Celgene International Sarl. The agreement also contains provisions for duties of loyalty, confidentiality, inventions and non-competition (which applies during the period he is employed by us and until the first anniversary of the date his employment terminates). We do not have any change in control agreements or arrangements with Mr. Brouwer. We also make contributions into a non-company sponsored pension plan as required pursuant to the laws of Switzerland.
Effective as of June 2, 2003, we entered into an employment letter agreement with Dr. Burton. The letter agreement provides for an initial annual base salary of $375,000 and an annual target bonus of 40% of annual base salary. In addition, pursuant to his letter agreement, Dr. Burton received an initial grant of an option to purchase 50,000 shares of our Common Stock (at the fair market value of our Common Stock on the grant date) and is entitled to receive an annual grant to purchase 20,000 shares of our Common Stock (at the fair market value of our Common Stock on the grant date). In February 2009, by action of the Compensation Committee, Dr. Burton’s base salary was increased to $475,000 effective March 1, 2009, his annual target bonus was increased to 55% of annual base salary, and his annual option grant target was increased to 50,000 shares of Common Stock. In addition, in February 2010, by action of the Compensation Committee, Dr. Burton’s base salary was increased by 3.5% to $495,000 and his annual target equity award consists of an option to purchase 46,700 shares of Common Stock and a grant of 7,800 RSUs. The letter agreement also provides that Dr. Burton is entitled to participate in all group health and insurance programs and all other fringe benefit or retirement plans which are generally available to our employees. In addition, the letter agreement provides that if Dr. Burton’s employment is terminated by us without “cause,” he is entitled to receive a lump sum payment equal to 12 months’ base salary, less applicable taxes. We have amended Dr. Burton’s employment agreement effective April 28, 2008 as follows: (i) to define the term “cause” as such term is defined in Dr. Barer’s employment agreement; (ii) to include bonus in the severance calculation; (iii) to include 12 months of Company-paid COBRA benefit coverage for health and dental insurance, subject to Dr. Burton’s payment of premiums at the applicable active rate (at a coverage level equal to or below elected coverage on the day before the termination date) in the event he is terminated by the Company other than for “cause”; and (iv) to provide that if Dr. Burton is terminated by the Company for any reason on or following a “change in control” (as defined in the 2008 Stock Incentive Plan) he will receive the same severance payable if he is terminated by the Company other than for cause. We do not have any separate change in control agreements or arrangements with Dr. Burton.
GRANTS OF PLAN-BASED AWARDS TABLE
The following table provides information about equity and non-equity awards granted to Named Executive Officers eligible to participate in fiscal 2009: (a) the name; (b) the grant date; (c), (d) and (e) the estimated potential/future payouts under: (1) our LTIP non-equity incentive plan awards, which consist of estimated future payouts under the LTIP for the fiscal 2009 — 2011 performance period granted in fiscal 2009 and payable after the three-year performance period if either the threshold, target or maximum goal is satisfied and (2) the target and maximum potential MIP payouts that could have been earned in fiscal 2009; (i) all stock awards, which consist of RSUs awarded to Named Executive Officers in fiscal 2009; (j) all stock option awards, which consist of the number of shares underlying stock options awarded to Named Executive Officers in fiscal 2009; (k) the exercise price of the stock option awards, which reflects the closing price of the shares of our Common Stock on the date of grant; and (l) the grant date fair value of each equity award, computed in accordance with FASB ASC 718.

											All Other
										All Other	Option
										Stock	Awards	Exercise
							Estimated Future			Awards	Number of	or	Grant Date
				Estimated Potential/Future			Payouts Under Equity			Number of	Securities	Base Price	Fair Value
				Payouts Under Non-Equity			Incentive Plan Awards			Shares of	Underlying	of Option	of Stock
	Grant		Comm	Incentive Plan Awards			Threshold	Target	Maximum	Stock or	Options	Awards	and Option
Name	Date		Action (1)	Threshold	Target	Maximum	(#)	(#)	(#)	Units (2)	(#)(2)	($/Sh)(3)	Awards (4)
(a)	(b)			(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Sol J. Barer, Ph.D.	02/18/09	(5)		$485,500	$1,213,750	$1,942,000
	02/18/09	(6)		—	$1,321,200	$2,202,000
	01/13/09		02/04/08								45,000	$50.36	$1,077,183
	04/14/09		12/16/08								44,166	$39.01	$779,826
	04/14/09		12/16/08							29,444	—	$39.01	$1,148,610
	07/14/09		12/16/08								44,167	$46.02	$796,711
	10/13/09		12/16/08								44,167	$54.55	$915,507

Robert J. Hugin	02/18/09	(5)		$375,000	$750,000	$1,500,000
	02/18/09	(6)		—	$585,000	$1,170,000
	01/13/09		02/04/08								30,000	$50.36	$718,122
	04/14/09		12/16/08								25,000	$39.01	$441,418
	04/14/09		12/16/08							16,667	—	$39.01	$650,180
	07/14/09		12/16/08								25,000	$46.02	$450,965
	10/13/09		12/16/08								25,000	$54.55	$518,208

David W. Gryska	02/18/09	(5)		$253,500	$507,000	$1,014,000
	02/18/09	(6)		—	$318,000	$636,000
	01/13/09		02/04/08								15,000	$50.36	$359,061
	04/14/09		12/16/08								10,833	$39.01	$191,275
	04/14/09		12/16/08							7,222	—	$39.01	$281,730
	07/14/09		12/16/08								10,833	$46.02	$195,412
	10/13/09		12/16/08								10,833	$54.55	$224,550

Aart Brouwer(7)	02/18/09	(5)		—	—	—
	02/18/09	(6)		—	$314,815	$314,815
	01/13/09		02/04/08								8,250	$50.36	$197,484
	04/14/09		12/16/08								16,667	$39.01	$294,284
	04/14/09		12/16/08							2,778	—	$39.01	$108,370

Graham Burton, MBBS, FRCP	02/18/09	(5)		$112,500	$225,000	$450,000
	02/18/09	(6)		—	$261,250	$522,500
	01/13/09		02/04/08								8,250	$50.36	$197,484
	04/14/09		12/16/08								8,333	$39.01	$147,133
	04/14/09		12/16/08							5,556	—	$39.01	$216,740
	06/05/09	(8)									13,464	$44.35	$251,013
	07/14/09		12/16/08								8,333	$46.02	$150,316
	10/13/09		12/16/08								8,333	$54.55	$172,728

(1)
“Comm Action” refers to the date the Compensation Committee voted to approve the 2009 stock option and RSU grants listed in column (b) with respect to stock options and RSUs granted under the 2008 Stock Incentive Plan.

(2)
All stock options and RSUs granted in fiscal 2009 were granted pursuant to our 2008 Stock Incentive Plan. The stock option granted to Dr. Burton in connection with the exercise of a reload option vests six months after the grant date. All other stock option grants vest in annual increments of 25% of each total grant. All options were granted at the fair market value of Common Stock on the effective date of grant. All RSUs vest in full on the third anniversary of the grant date.

(3)	This column reflects the exercise price for the stock options granted, which was the closing price of the shares of our Common Stock on the date of grant.

(4)
This column reflects the full grant date fair value of stock options and RSUs computed in accordance with FASB ASC 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions, granted to the Named Executive Officers in fiscal 2009. The actual value, if any, that a Named Executive Officer may realize upon exercise of stock options will depend on the excess of the stock price over the base value on the date of exercise, so there is no assurance that the value realized by a Named Executive Officer will be at or near the value computed in accordance with FASB ASC 718. The assumptions used in determining the grant date fair values of these awards are set forth in note 15 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for fiscal 2009 filed with the SEC.

(5)
The amounts reflected in columns (c), (d) and (e) represent the estimated target range of the future payout for the LTIP for each Named Executive Officer, which was established by the Compensation Committee on February 18, 2009. These amounts may be earned after completion of the 2009 — 2011 LTIP performance cycle, due to the Named Executive Officer’s status as an eligible participant in 2009 if the threshold, target or maximum goals are satisfied for at least one performance measure. The potential payouts are performance-driven and therefore completely at risk. Awards under the 2009-2011 cycle are payable in cash or shares (the number of shares would be based on the cash amount divided by the fair market value of our Common Stock at the time of payment) at the discretion of the Compensation Committee. (We anticipate at this time that payment will be in cash rather than shares; thus the estimated payments are reflected in the “non-equity awards” column rather than the “equity awards” column. For additional information regarding LTIP awards, see “Cash Bonus/Performance-Based Incentive Compensation—Long-Term Incentive Plan” under the “Compensation Discussion and Analysis.”) See footnote 3 to the Summary Compensation Table for the actual amounts that were approved by the Compensation Committee on February 4, 2010 and paid to the Named Executive Officers shortly thereafter under the LTIP. The maximum LTIP is 200% of the Named Executive Officer’s individual annual base salary.

(6)
The amounts reflected in columns (c), (d) and (e) represent the potential target and maximum payouts of the awards granted in fiscal 2009 to each Named Executive Officer under the MIP, which were established by the Compensation Committee on February 18, 2009. See “Cash Bonus/Performance-Based Incentive Compensation—Management Incentive Plan” under the “Compensation Discussion and Analysis” heading for more information regarding the bonus targets under the MIP. See footnote 3 to the Summary Compensation Table for the actual amounts that were approved by the Compensation Committee on February 4, 2010 and paid to the Named Executive Officers shortly thereafter under the MIP. The maximum MIP is 200% of the annual bonus target, except for Dr. Barer whose MIP maximum is 200% of his base salary.

(7)
The amounts reflect the value of Mr. Brouwer’s compensation to be paid in Swiss francs as converted to the U.S. dollar using the 2009 average exchange rate of approximately 1.08 Swiss francs per U.S. dollar. The LTIP amounts for Mr. Brouwer were established by the Compensation Committee on February 18, 2009 in U.S. dollars.

(8)
This option is a reload option, granted following Dr. Burton’s exercise of an option with a reload feature. We amended the 2008 Stock Incentive Plan to eliminate the reload feature for all stock options granted on or after October 1, 2004.

OUTSTANDING EQUITY AWARDS VALUE AT FISCAL YEAR-END TABLE
The following tables provide information on the current holdings of stock option awards by our Named Executive Officers. Each equity grant is shown separately for each Named Executive Officer. For additional information about the option awards, see “Equity Grants under our 2008 Stock Incentive Plan” under “Compensation Discussion and Analysis” elsewhere in this proxy statement.
Sol J. Barer, Ph.D.

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan
			Equity					Plan	Awards:
			Incentive					Awards:	Market or
			Plan					Number of	Payout
			Awards:				Market	Unearned	Value of
	Number	Number	Number of			Number	Value of	Shares,	Unearned
	of	of	Securities			of Shares	Shares or	Units or	Shares,
	Securities	Securities	Underlying			or Units	Units of	Other	Units or Other
	Underlying	Underlying	Unexercised			of Stock	Stock	Rights	Rights That
	Unexercised	Unexercised	Unearned	Option	Option	That Have	That Have	That Have	Have Not
	Options (#)	Options (#)	Options	Exercise	Expiration	Not Vested	Not Vested	Not Vested	Vested
Name	Exercisable(1)	Unexercisable(2)	(#)	Price	Date	(#)(3)	($)(4)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Sol J. Barer, Ph.D. (5)						29,444	$1,639,442
	30,000	15,000		$73.55	10/9/2017
	—	15,000		$73.55	10/9/2017
	11,250	22,500		$71.82	7/8/2018
	—	11,250		$71.82	7/8/2018
	11,250	22,500		$62.42	4/8/2018
	—	11,250		$62.42	4/8/2018
	102,749	—		$59.01	9/19/2010
	11,845	—		$59.01	7/6/2014
	30,000	30,000		$58.53	7/10/2017
	30,000	30,000		$58.04	4/10/2017
	11,250	33,750		$57.80	10/14/2018
	—	3,646		$54.85	1/9/2017
	12,500	8,854		$54.85	1/9/2017
	—	44,167		$54.55	10/13/2019
	—	43,015		$50.36	1/13/2019
	—	1,985		$50.36	1/13/2019
	—	2,015		$49.61	1/8/2018
	—	12,985		$49.61	1/8/2018
	15,000	30,000		$49.61	1/8/2018
	—	44,167		$46.02	7/14/2019
	26,325	—		$42.39	6/20/2016
	36,373	—		$42.39	9/15/2013
	36,320	—		$42.39	12/15/2013
	25,709	—		$42.39	7/6/2014
	221,171	—		$42.39	6/10/2013
	139,600	—		$42.39	1/21/2014
	37,752	—		$42.39	4/6/2014
	169,016	—		$42.39	9/19/2010
	—	11,042		$39.01	4/14/2019
	—	33,124		$39.01	4/14/2019
	64,152	—		$35.67	12/29/2015
	200,000	—		$34.05	12/29/2015
	30,000	—		$26.74	10/4/2015
	108,534	—		$26.35	1/17/2011
	111,488	—		$26.35	1/25/2012
	27,666	—		$26.35	6/18/2012
	27,686	—		$26.35	10/22/2012
	28,674	—		$26.35	12/31/2012
	40,490	—		$26.35	6/10/2013
	30,000	—		$20.61	7/5/2015
	30,000	—		$17.12	4/5/2015
	60,000	—		$15.49	10/5/2014
	118,824	—		$14.25	2/15/2015
	7,500	—		$12.59	1/4/2015

Robert J. Hugin

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan
			Equity					Plan	Awards:
			Incentive					Awards:	Market or
			Plan				Market	Number of	Payout
			Awards:			Number	Value of	Unearned	Value of
	Number	Number	Number of			of Shares	Shares or	Shares,	Unearned
	of	of	Securities			or Units	Units of	Units or	Shares,
	Securities	Securities	Underlying			of Stock	Stock	Other	Units or Other
	Underlying	Underlying	Unexercised			That Have	That Have	Rights	Rights That
	Unexercised	Unexercised	Unearned	Option	Option	Not	Not	That Have	Have Not
	Options (#)	Options (#)	Options	Exercise	Expiration	Vested	Vested	Not Vested	Vested
Name	Exercisable(1)	Unexercisable(2)	(#)	Price	Date	(#)(3)	($)(4)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Robert J. Hugin						16,667	$928,019
	15,000	15,000		$73.55	10/9/2017
	7,500	15,000		$71.82	7/8/2018
	—	7,500		$71.82	7/8/2018
	7,500	22,500		$62.42	4/8/2018
	7,897	—		$59.01	7/6/2014
	1,694	—		$59.01	6/10/2013
	1,694	—		$59.01	1/21/2014
	119,495	—		$59.01	9/19/2010
	1,694	—		$59.01	1/17/2011
	1,694	—		$59.01	1/25/2012
	15,000	15,000		$58.53	7/10/2017
	15,000	15,000		$58.04	4/10/2017
	7,500	15,000		$57.80	10/14/2018
	—	7,500		$57.80	10/14/2018
	7,500	3,854		$54.85	1/9/2017
	—	3,646		$54.85	1/9/2017
	—	25,000		$54.55	10/13/2019
	—	1,985		$50.36	1/13/2019
	—	28,015		$50.36	1/13/2009
	7,500	20,485		$49.61	1/8/2018
	—	2,015		$49.61	1/8/2018
	—	25,000		$46.02	7/14/2019
	70,235	—		$42.39	9/19/2010
	24,249	—		$42.39	9/15/2013
	24,213	—		$42.39	12/15/2013
	68,716	—		$42.39	1/21/2014
	25,168	—		$42.39	4/6/2014
	17,139	—		$42.39	7/6/2014
	—	18,750		$39.01	4/14/2019
	—	6,250		$39.01	4/14/2019
	120,000	—		$35.67	12/29/2015
	120,000	—		$34.05	12/29/2015
	20,000	—		$26.74	10/4/2015
	73,538	—		$25.68	1/17/2011
	75,838	—		$25.68	1/25/2012
	19,448	—		$25.68	6/18/2012
	19,464	—		$25.68	10/22/2012
	20,172	—		$25.68	12/31/2012
	47,934	—		$25.68	6/10/2013
	184,134	—		$25.68	6/10/2013
	25,958	—		$25.68	1/21/2014
	20,000	—		$20.61	7/5/2015
	20,000	—		$17.12	4/5/2015
	40,000	—		$15.49	10/5/2014
	72,200	—		$14.25	2/15/2015
	5,000	—		$12.59	1/4/2015

David W. Gryska and Aart Brouwer

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan
			Equity					Plan	Awards:
			Incentive					Awards:	Market or
			Plan				Market	Number of	Payout
			Awards:			Number	Value of	Unearned	Value of
	Number	Number	Number of			of Shares	Shares or	Shares,	Unearned
	of	of	Securities			or Units	Units of	Units or	Shares,
	Securities	Securities	Underlying			of Stock	Stock	Other	Units or Other
	Underlying	Underlying	Unexercised			That Have	That Have	Rights	Rights That
	Unexercised	Unexercised	Unearned	Option	Option	Not	Not	That Have	Have Not
	Options (#)	Options (#)	Options	Exercise	Expiration	Vested	Vested	Not Vested	Vested
Name	Exercisable(1)	Unexercisable(2)	(#)	Price	Date	(#)(3)	($)(4)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
David W. Gryska						7,222	$402,121
	7,500	7,500		$73.55	10/9/2017
	3,750	11,250		$71.82	7/8/2018
	—	25,000		$66.59	9/6/2017
	3,750	11,250		$62.42	4/8/2018
	25,000	—		$60.67	6/6/2017
	7,500	7,500		$58.53	7/10/2017
	492	490		$58.04	4/10/2017
	7,008	7,010		$58.04	4/10/2017
	3,750	11,250		$57.80	10/14/2018
	1,736	—		$57.58	12/6/2016
	3,124	3,126		$54.85	1/9/2017
	—	10,833		$54.55	10/13/2019
	25,000	—		$51.24	3/6/2017
	—	1,985		$50.36	1/13/2019
	—	13,015		$50.36	1/13/2019
	—	2,017		$49.61	1/8/2018
	3,750	9,233		$49.61	1/8/2018
	—	10,833		$46.02	7/14/2019
	—	10,833		$39.01	4/14/2019

Aart Brouwer						2,778	$154,679
	3,094	3,094		$73.55	10/9/2017
	2,062	6,188		$71.82	7/8/2018
	2,062	6,188		$62.42	4/8/2018
	3,093	3,094		$58.53	7/10/2017
	3,093	3,094		$58.04	4/10/2017
	2,062	6,188		$57.80	10/14/2018
	1,874	1,876		$54.85	1/9/2017
	—	8,250		$50.36	1/13/2019
	1,547	4,641		$49.61	1/8/2018
	—	16,667		$39.01	4/14/2019
	25,000	—		$35.67	12/29/2015
	25,000	—		$34.05	12/29/2015
	3,466	—		$28.85	11/2/2015
	296,534	—		$28.85	11/2/2015

Graham Burton, MBBS, FRCP

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan
			Equity					Plan	Awards:
			Incentive					Awards:	Market or
			Plan				Market	Number of	Payout
			Awards:			Number	Value of	Unearned	Value of
	Number	Number	Number of			of Shares	Shares or	Shares,	Unearned
	of	of	Securities			or Units	Units of	Units or	Shares,
	Securities	Securities	Underlying			of Stock	Stock	Other	Units or Other
	Underlying	Underlying	Unexercised			That Have	That Have	Rights	Rights That
	Unexercised	Unexercised	Unearned	Option	Option	Not	Not	That Have	Have Not
	Options (#)	Options (#)	Options	Exercise	Expiration	Vested	Vested	Not Vested	Vested
Name	Exercisable(1)	Unexercisable(2)	(#)	Price	Date	(#)(3)	($)(4)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Graham Burton, MBBS, FRCP						5,556	$309,358
	5,156	2,578		$73.55	10/9/2017
	—	2,579		$73.55	10/9/2017
	2,062	4,125		$71.82	7/8/2018
	—	2,063		$71.82	7/8/2018
	35,809	—		$65.23	7/3/2013
	8,334	—		$65.23	12/15/2013
	2,062	4,125		$62.42	4/8/2018
	—	2,063		$62.42	4/8/2018
	5,156	5,156		$58.53	7/10/2017
	—	1,672		$58.04	4/10/2017
	5,156	3,484		$58.04	4/10/2017
	2,062	4,125		$57.80	10/14/2018
	—	2,063		$57.80	10/14/2018
	27,599	—		$56.30	7/3/2013
	1,292	—		$55.00	11/10/2016
	—	1,876		$54.85	1/9/2017
	1,874	—		$54.85	1/9/2017
	—	6,249		$54.55	10/13/2019
	—	2,084		$54.55	10/13/2019
	7,383	—		$51.30	7/3/2013
	—	6,187		$50.36	1/13/2019
	—	1,985		$50.36	1/13/2019
	—	78		$50.36	1/13/2019
	—	2,015		$49.61	1/8/2018
	—	563		$49.61	1/8/2018
	2,578	5,157		$49.61	1/8/2018
	—	6,249		$46.02	7/14/2019
	—	2,084		$46.02	7/14/2019
	175	—		$44.35	7/3/2013
	6,825	—		$44.35	4/6/2014
	6,464	—		$44.35	7/6/2014
	4,811	—		$41.53	7/3/2013
	—	6,249		$39.01	4/14/2019
	—	2,084		$39.01	4/14/2019
	20,000	—		$35.67	12/29/2015
	20,000	—		$34.05	12/29/2015
	210	—		$26.74	10/4/2015
	7,290	—		$26.74	10/4/2015
	1,876	—		$20.61	7/5/2015
	5,624	—		$20.61	7/5/2015
	1,876	—		$17.12	4/5/2015
	5,624	—		$17.12	4/5/2015
	15,000	—		$15.49	10/5/2014
	3,592	—		$14.16	7/6/2014
	3,752	—		$13.09	4/6/2014
	1,876	—		$12.59	1/4/2015
	5,624	—		$12.59	1/4/2015
	37,544	—		$7.78	7/3/2013

(1)	Represents vested options under the 1992 Long-Term Incentive Plan and the 2008 Stock Incentive Plan.

(2)
Pursuant to the 2008 Stock Incentive Plan, options granted to employees (including the Named Executive Officers) are immediately exercisable. However, the shares of Common Stock acquired upon exercise would be subject to the same vesting schedule as the underlying options (i.e., in four equal annual installments beginning on the first anniversary of the grant date).

(3)	Pursuant to the 2008 Stock Incentive Plan, RSUs granted to the Named Executive Officers vest in full on the third anniversary of the grant date.

(4)	Represents the number of unvested RSUs multiplied by the closing price of the shares on December 31, 2009.

(5)
Includes options held by the Sol Barer 2006 Grantor Retained Annuity Trust, the Sol Barer 2008 Grantor Retained Annuity Trust and the Meryl Barer 2008 Grantor Retained Annuity Trust. Meryl Barer is Dr. Barer’s spouse. Dr. Barer disclaims beneficial ownership over shares of Common Stock underlying options held by Meryl Barer’s 2008 Grantor Retained Annuity Trust.

OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
			Number
	Number of	Value	of Shares
	Shares	Realized	Acquired	Value
	Acquired on	on	on Vesting	Realized on
Name	Exercise (#)	Exercise(1)	(#)	Vesting(2)
(a)	(b)	(c)	(d)	(e)
Sol J. Barer, Ph.D.	600,000	$27,405,660	297.11	$16,543
Robert J. Hugin	420,000	$19,781,780	297.11	$16,543
David W. Gryska	—	$—	297.11	$16,543
Aart Brouwer	—	—	—	—
Graham Burton, MBBS, FRCP	23,656	$732,531	297.11	$16,543

(1)
Stock options granted under the 2008 Stock Incentive Plan vest in four equal annual installments beginning on the first anniversary of the grant date. The value realized when the stock options become vested represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the stock options.

(2)
Value realized on vesting represents the number of shares acquired on vesting with respect to the Company’s matching contribution to the 401(k) Plan multiplied by the market value of the shares of Common Stock on the vesting date, which is the closing price of the shares on December 31, 2009.

NONQUALIFIED DEFERRED COMPENSATION TABLE

	Executive	Company	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance at Last
	in Last Fiscal	in Last Fiscal	In Last Fiscal	Withdrawals/	Fiscal Year
Name	Year(1)	Year(2)	Year(3)	Distributions	End(4)
(a)	(b)	(c)	(d)	(e)	(f)
Sol J. Barer, Ph.D.	$2,844,210	$209,367	$525,996	—	$12,343,765
Robert J. Hugin	$444,125	$115,125	$87,176	—	$2,890,695
David W. Gryska	$368,427	—	$47,345	—	$762,187
Aart Brouwer	—	—	—	—	—
Graham Burton, MBBS, FRCP	$161,077	—	$15,648	—	$213,555

(1)
The amounts reported in column (b) reflect deferrals under the Nonqualified Plan of base salary and/or bonus earned by and paid to the applicable Named Executive Officers in fiscal 2009. A portion of the amounts reported as salary and/or bonus in the Summary Compensation Table, column (c) and/or (g), respectively were deferred by Dr. Barer and Messrs. Hugin and Gryska and Dr. Burton in fiscal 2009 as follows: with respect to Dr. Barer $708,637 of salary and $2,135,573 of bonus; with respect to Mr. Hugin $115,500 of salary and $328,625 of bonus; with respect to Mr. Gryska $105,234 of salary and $263,193 of bonus; and with respect to Dr. Burton $161,077 of bonus.

(2)	The amounts reported in column (c) for the applicable Named Executive Officers are also reported and included within “all other compensation” in the “Summary Compensation Table,” column (i).

(3)	None of the amounts reported in column (d) for the applicable Named Executive Officers is reported as compensation in the “Summary Compensation Table.”

(4)
The amounts reported in column (f) for the applicable Named Executive Officers include previously earned, but deferred, salary and bonus and the value of Company matching contributions that were reported in our Summary Compensation Table in previous years as follows: (i) $3,032,334 in fiscal 2008 and $1,416,892 in fiscal 2007 with respect to Dr. Barer; (ii) $220,000 in fiscal 2008 and $201,676 in fiscal 2007 with respect to Mr. Hugin; and (iii) $299,950 in fiscal 2008 and $90,000 in fiscal 2007 with respect to Mr. Gryska. The total in this column reflects the cumulative value of each Named Executive Officer’s deferrals, Company matching contributions and investment experience. The amounts reported in column (f) above are also disclosed as “Nonqualified Plan” payments in the tables included in the section entitled, “Potential Payments Upon Termination or Change in Control” for each applicable Named Executive Officer.

The Nonqualified Plan is an unfunded nonqualified deferred compensation plan to which our U.S. Named Executive Officers may elect to defer up to 90% of their base salary and up to 100% of other types of compensation (i.e., LTIP awards, MIP awards, and retention and new hire deferred bonuses). Generally, a deferral election must be made no later than December 31 of the previous year, and is irrevocable. Deferrals with respect to salary are deducted from the participant’s salary in equal installments for the period of January 1 to December 31 of each year. These deferral elections are for the salary earned by the participant for the particular salary pay period during that year, which would otherwise be payable to the participant in such pay period. The election to defer salary under the Nonqualified Plan is in addition to any deferral election made by the participant under our 401(k) Plan. Deferrals for performance-based annual bonuses are for those bonuses earned during the year in question, which are payable the following year. The performance-based annual bonus deferral elections may be modified or revoked before June 30 of the year in question.
The Nonqualified Plan authorizes us to make a matching contribution at our sole discretion, currently ranging from 10% to 20%. The Nonqualified Plan provides for matching contributions of 20% and 15% of deferred base salary of Dr. Barer and Mr. Hugin, respectively. The participant is 100% vested at all times in his deferred cash account, and matching contributions vest in accordance with the vesting schedule specified by the committee at the time the contribution is made.

The Nonqualified Plan credits earnings to deferral amounts based upon “deemed” investments in mutual funds investing in equity instruments or debt securities chosen by each participant (which the participant may change at any time) from a “menu” of fund options provided by us. The investment returns credited to participants’ accounts in the Nonqualified Plan correspond to actual returns of the chosen funds. The performance of the mutual funds fluctuates with the conditions of the capital markets and the economy generally, and is affected by prevailing interest rates and credit risks. The investment options under the Nonqualified Plan include:

Fund	2009 Rate of Return

Celgene 30 Year Treasury + 100 bpts	5.10%
Celgene Prime + 100 bpts	3.25%
T. Rowe Price Retirement 2010	27.95%
T. Rowe Price Retirement 2020	34.19%
T. Rowe Price Retirement 2030	37.99%
T. Rowe Price Retirement 2040	38.79%
Fidelity Retirement Money Market Portfolio	0.63%
Federated Capital Preservation	3.24%
BlackRock Intermediate Bond Portfolio	11.54%
BlackRock High Yield Bond Portfolio	52.77%
American Funds Balanced	21.44%
American Century Equity Income	12.45%
MFS Value	20.82%
Federated Max-Cap Index	25.89%
Janus Advisor Forty	43.53%
AIM Mid Cap Core Equity	30.16%
Fidelity Advisor Mid Cap	38.55%
American Century Small Cap Value	39.27%
Royce Premier	32.78%
AIM Small Cap Growth	34.52%
American Funds EuroPacific Growth	39.55%
The Nonqualified Plan provides for payment of deferred compensation and earnings thereon. A distribution is made upon a participant’s separation from service with us or his or her “retirement” (i.e., a participant’s attainment of age 55), a date specified by the participant in his or her compensation deferral agreement, the death of a participant (in such a case, to the designated beneficiary) or a “change in control.” Distributions upon a separation from service may be made in a lump sum or in annual installments of two to 15 years, as elected by the participant. A participant may elect to receive up to three “in-service” distribution dates in a lump sum or two to five annual installments. Payment made on a participant’s separation from service will begin on the first day of the seventh month following the date of separation from service. If a participant dies before installment payments have commenced, a lump sum will be distributed to the participant’s beneficiary as soon as administratively feasible thereafter, to the extent no adverse tax consequences are triggered under Section 409A of the Code. If a participant dies after the date distributions have commenced, then installment payments shall continue to be distributed to such participant’s beneficiary in accordance with the participant’s election. Loans are not permitted under the Nonqualified Plan, although emergency distributions are permitted in the case of certain emergencies.
The Nonqualified Plan is intended to provide participants with a tax deferral opportunity for compensation paid by us. The deferred amounts are not subject to income tax or income tax withholding when earned and deferred, but are fully taxable (and withheld appropriately) when distributed.
Potential Payments Upon Termination or Change in Control
The following tables summarize the value of the termination payments and benefits that Dr. Barer, Messrs. Hugin, Gryska and Brouwer and Dr. Burton would receive if they had terminated employment or a change in control of the Company occurred on December 31, 2009 under the circumstances shown. For further description of the employment agreements governing these payments, see “Additional Information Regarding Executive Compensation—Employment Agreements.” The tables exclude (i) amounts accrued through December 31, 2009 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and earned annual bonus for fiscal 2009, (ii) vested account balances under our 401(k) Plan that is generally available to all of our employees and (iii) any post-employment benefit that is available to all of our salaried employees and does not discriminate in favor of the Named Executive Officers.

Sol J. Barer, Ph.D.

							Termination		Termination in
							by Company		connection with a
Benefit	Retirement		Death		Disability		without cause		change in control
(a)	(b)		(c)		(d)		(e)		(f)
Cash Severance	$—		$2,422,200	(1)	$2,422,200	(1)	$2,422,200	(1)	$7,719,816	(2)(3)
Acceleration of Stock Options and RSUs	3,375,176	(4)	3,375,176	(4)	3,375,176	(4)	—		3,375,176	(4)
MIP Payment	1,472,272	(5)	—	(5)	—		—		—
LTIP Payment	2,201,042	(6)	2,201,042	(6)	2,201,042	(6)	—		3,301,875	(7)
Nonqualified Plan	12,343,765	(8)	12,343,765	(8)	12,343,765	(8)	12,343,765	(8)	12,343,765	(8)
Health & Welfare Benefits	—		—		—		—		525,173	(9)
280G Tax Gross-Up	—		—		—		—		—

TOTAL	$19,392,255		$20,342,183		$20,342,183		$14,765,965		$27,265,805

(1)
Executive is entitled to receive a lump sum payment equal to the executive’s then annual base salary and a pro rata share of the executive’s annual (MIP) target bonus (based on the assumption that all performance or other criteria had been met) which equals the total MIP award, assuming the executive’s termination of employment on December 31, 2009.

(2)
Executive is entitled to receive the payments and benefits set forth in this section if his employment is terminated: (i) by us without cause, by the executive for good reason or due to the executive’s disability within two years following a change in control or (ii) by us without cause or by the executive for good reason within 90 days prior to a change in control.

(3)
Executive is entitled to receive a lump sum payment equal to three times the executive’s then annual base salary plus three times the executive’s highest annual (MIP) bonus paid within the three years prior to the change in control.

(4)
Reflects the excess of the fair market value of the underlying shares over the exercise price of all unvested options and the fair market value of the shares underlying unvested RSUs as of December 31, 2009. In connection with a change in control, stock options and RSUs will become fully vested without regard to whether there is a termination of employment. For this purpose, “retirement” generally means termination of the executive by us without cause on or after the executive’s attainment of age 55, except with respect to stock options granted after June 18, 2002, “retirement” generally means the executive’s voluntary resignation on or after the executive’s attainment of age 55 and the completion of five years of service.

(5)
The MIP provides for a pro rata award payable on the executive’s retirement or death. The MIP payment in the table reflects the total MIP award, assuming the executive’s termination of employment on December 31, 2009. Pursuant to his employment agreement, the executive is entitled to a MIP payment upon his death which has been included in the “Cash Severance” section of the table.

(6)
The LTIP provides for a pro rata award payable on the executive’s retirement (subject to the approval of the Compensation Committee), death or disability. The LTIP payment in the table reflects the total LTIP award, assuming the executive’s termination of employment on December 31, 2009.

(7)
Upon a change in control, the executive is entitled to his target award for each plan cycle in effect or, if higher, an award based on actual performance through the date of the change in control. The LTIP payment in the table reflects the total LTIP award, assuming a change in control occurred on December 31, 2009.

(8)
The Nonqualified Plan provides for payment of deferred compensation (based upon contributions made by Dr. Barer in the form of payroll deductions and matching company contributions) and earnings thereon. Amounts payable under the Nonqualified Plan are described and quantified in the “Nonqualified Deferred Compensation Table” (column f) included elsewhere in this proxy statement. For purposes of the Nonqualified Plan, “retirement” generally means executive’s attainment of age 55.

(9)
Executive is entitled to payment of health and welfare premiums on a tax grossed-up basis for the executive and his dependents for three years where the first 18 months are continuation coverage under COBRA.

Robert J. Hugin

							Termination		Termination in
							by Company		connection with a
Benefit	Retirement		Death		Disability		without cause		change in control
(a)	(b)		(c)		(d)		(e)		(f)
Cash Severance	$—		$1,365,000	(1)	$1,365,000	(1)	$1,365,000	(1)	$4,349,700	(2)(3)
Acceleration of Stock Options and RSUs	1,916,919	(4)	1,916,919	(4)	1,916,919	(4)	—		1,916,919	(4)
MIP Payment	669,900	(5)	—	(5)	—		—		—
LTIP Payment	1,729,222	(6)	1,729,222	(6)	1,729,222	(6)	—		2,462,555	(7)
Nonqualified Plan	2,890,695	(8)	2,890,695	(8)	2,890,695	(8)	2,890,695	(8)	2,890,695	(8)
Health & Welfare Benefits	—		—		—		—		384,005	(9)
280G Tax Gross-Up	—		—		—		—		—

TOTAL	$7,206,736		$7,901,836		$7,901,836		$4,255,695		$12,003,874

(1)
Executive is entitled to receive a lump sum payment equal to the executive’s then annual base salary and a pro rata share of the executive’s annual (MIP) target bonus (based on the assumption that all performance or other criteria had been met) which equals the total MIP award, assuming the executive’s termination of employment on December 31, 2009.

(2)
Executive is entitled to receive the payments and benefits set forth in this section if his employment is terminated: (i) by the us without cause, by the executive for good reason or due to the executive’s disability within two years following a change in control or (ii) by us without cause or by the executive for good reason within 90 days prior to a change in control.

(3)
Executive is entitled to receive a lump sum payment equal to three times the executive’s then annual base salary plus three times the executive’s highest annual (MIP) bonus paid within the three years prior to the change in control.

(4)
Reflects the excess of the fair market value of the underlying shares over the exercise price of all unvested options and the fair market value of the shares underlying unvested RSUs as of December 31, 2009. In connection with a change in control, stock options and RSUs will become fully vested without regard to whether there is a termination of employment. For this purpose, “retirement” generally means termination of the executive by us without cause on or after the executive’s attainment of age 55, except with respect to stock options granted after June 18, 2002, “retirement” generally means the executive’s voluntary resignation on or after the executive’s attainment of age 55 and the completion of five years of service.

(5)
The MIP provides for a pro rata award payable on the executive’s retirement or death. The MIP payment in the table reflects the total MIP award, assuming the executive’s termination of employment on December 31, 2009. Pursuant to his employment agreement, the executive is entitled to a MIP payment upon his death which has been included in the “Cash Severance” section of the table.

(6)
The LTIP provides for a pro rata award payable on the executive’s retirement (subject to the approval of the Compensation Committee), death or disability. The LTIP payment in the table reflects the total LTIP award, assuming the executive’s termination of employment on December 31, 2009.

(7)
Upon a change in control, the executive is entitled to his target award for each plan cycle in effect or, if higher, an award based on actual performance through the date of the change in control. The LTIP payment in the table reflects the total LTIP award, assuming a change in control occurred on December 31, 2009.

(8)
The Nonqualified Plan provides for payment of deferred compensation (based upon contributions made by Mr. Hugin in the form of payroll deductions and matching company contributions) and earnings thereon. Amounts payable under the Nonqualified Plan are described and quantified in the “Nonqualified Deferred Compensation Table” (column f) included elsewhere in this proxy statement. For purposes of the Nonqualified Plan, “retirement” generally means executive’s attainment of age 55.

(9)
Executive is entitled to payment of health and welfare premiums on a tax grossed-up basis for the executive and his dependents for three years where the first 18 months are continuation coverage under COBRA.

David W. Gryska

							Termination		Termination in
							by Company		connection with a
Benefit	Retirement		Death		Disability		without cause		change in control
(a)	(b)		(c)		(d)		(e)		(f)
Cash Severance	$—		$—		$—		$862,462	(1)	$862,462	(2)
Acceleration of Stock Options and RSUs	—		—		—		—		850,277	(3)
MIP Payment	366,212	(4)	366,212	(4)	—		—		—
LTIP Payment	832,938	(5)	832,938	(5)	832,938	(5)	—		1,320,938	(6)
Nonqualified Plan	762,187	(7)	762,187	(7)	762,187	(7)	762,187	(7)	762,187	(7)

TOTAL	$1,961,337		$1,961,337		$1,595,125		$1,624,649		$3,795,864

(1)
Executive is entitled to receive (i) a lump sum payment equal to the executive’s then annual base salary, and the executive’s annual (MIP) target bonus (based on the assumption that all performance or other criteria had been met); and (ii) 12 months of Company-paid COBRA coverage subject to Mr. Gryska’s payments of the premiums at the applicable active rate.

(2)	Executive is entitled to receive the same payments and benefits set forth in footnote (1) if his employment is terminated by the Company for any reason on or following a change in control.

(3)
Reflects the excess of the fair market value of the underlying shares over the exercise price of all unvested options and the fair market value of the shares underlying unvested RSUs as of December 31, 2009. In connection with a change in control, stock options and RSUs will become fully vested without regard to whether there is a termination of employment.

(4)
The MIP provides for a pro rata award payable on the executive’s retirement or death. The MIP payment in the table reflects the total MIP award, assuming the executive’s termination of employment on December 31, 2009.

(5)
The LTIP provides for a pro rata award payable on the executive’s retirement (subject to the approval of the Compensation Committee), death or disability. The LTIP payment in the table reflects the total LTIP award, assuming the executive’s termination of employment on December 31, 2009.

(6)
Upon a change in control, the executive is entitled to his target award for each plan cycle in effect or, if higher, an award based on actual performance through the date of the change in control. The LTIP payment in the table reflects the total LTIP award, assuming a change in control occurred on December 31, 2009.

(7)
The Nonqualified Plan provides for payment of deferred compensation (based upon contributions made by Mr. Gryska in the form of payroll deductions) and earnings thereon. Amounts payable under the Nonqualified Plan are described and quantified in the “Nonqualified Deferred Compensation Table” (column f) included elsewhere in this proxy statement. For purposes of the Nonqualified Plan, “retirement” generally means executive’s attainment of age 55.

Aart Brouwer

							Termination	Termination in
							by Company	connection with a
Benefit	Retirement		Death		Disability		without cause	change in control
(a)	(b)		(c)		(d)		(e)	(f)
Cash Severance	$—		$—		$—		$—	$—
Acceleration of Stock Options and RSUs	$—		—		—		—	506,136	(1)
MIP Payment	$314,815	(2)	314,815	(2)	—		—	—
LTIP Payment	$547,437	(3)	547,437	(3)	547,437	(3)	—	639,186	(4)
Nonqualified Plan	$—		—		—		—	—

TOTAL	$862,252		$862,252		$547,437		$—	$1,145,322

(1)
Reflects the excess of the fair market value of the underlying shares over the exercise price of all unvested options and the fair market value of the shares underlying unvested RSUs as of December 31, 2009. In connection with a change in control, stock options and RSUs will become fully vested without regard to whether there is a termination of employment.

(2)
The MIP provides for a pro rata award payable on the executive’s retirement or death. The MIP payment in the table reflects the total MIP award, assuming the executive’s termination of employment on December 31, 2009.

(3)
The LTIP provides for a pro rata award payable on the executive’s retirement (subject to the approval of the Compensation Committee), death or disability. The LTIP payment in the table reflects the total LTIP award, assuming the executive’s termination of employment on December 31, 2009.

(4)
Upon a change in control, the executive is entitled to his target award for each plan cycle in effect or, if higher, an award based on actual performance through the date of the change in control. The LTIP payment in the table reflects the total LTIP award, assuming a change in control occurred on December 31, 2009.

Graham Burton, MBBS, FRCP

							Termination		Termination in
							by Company		connection with a
Benefit	Retirement		Death		Disability		without cause		change in control
(a)	(b)		(c)		(d)		(e)		(f)
Cash Severance	$—		$—		$—		$755,792	(1)	$755,792	(2)
Acceleration of Stock Options and RSUs	$—		—		—		—		630,581	(3)
MIP Payment	$307,643	(4)	307,643	(4)	—		—		—
LTIP Payment	$555,884	(5)	555,884	(5)	555,884	(5)	—		778,025	(6)
Nonqualified Plan	$213,555	(7)	213,555	(7)	213,555	(7)	213,555	(7)	213,555	(7)

TOTAL	$1,077,082		$1,077,082		$769,439		$969,347		$2,377,953

(1)
Executive is entitled to receive (i) a lump sum payment equal to the executive’s then annual base salary, and the executive’s annual (MIP) target bonus (based on the assumption that all performance or other criteria had been met); and (ii) 12 months of Company-paid COBRA coverage subject to Dr. Burton’s payments of the premiums at the applicable active rate.

(2)	Executive is entitled to receive the same payments and benefits set forth in footnote (1) if his employment is terminated by the Company for any reason on or following a change in control.

(3)
Reflects the excess of the fair market value of the underlying shares over the exercise price of all unvested options and the fair market value of the shares underlying unvested RSUs as of December 31, 2009. In connection with a change in control, stock options and RSUs will become fully vested without regard to whether there is a termination of employment.

(4)
The MIP provides for a pro rata award payable on the executive’s retirement or death. The MIP payment in the table reflects the total MIP award, assuming the executive’s termination of employment on December 31, 2009.

(5)
The LTIP provides for a pro rata award payable on the executive’s retirement (subject to the approval of the Compensation Committee), death or disability. The LTIP payment in the table reflects the total LTIP award, assuming the executive’s termination of employment on December 31, 2009.

(6)
Upon a change in control, the executive is entitled to his target award for each plan cycle in effect or, if higher, an award based on actual performance through the date of the change in control. The LTIP payment in the table reflects the total LTIP award, assuming a change in control occurred on December 31, 2009.

(7)
The Nonqualified Plan provides for payment of deferred compensation (based upon contributions made by Dr. Burton in the form of payroll deductions) and earnings thereon. Amounts payable under the Nonqualified Plan are described and quantified in the “Nonqualified Deferred Compensation Table” (column f) included elsewhere in this proxy statement. For purposes of the Nonqualified Plan, “retirement” generally means executive’s attainment of age 55.

DIRECTOR COMPENSATION
All members of the Board of Directors who are not our employees, or the Non-Employee Directors, currently receive an annual retainer of $60,000 per year, payable quarterly in arrears. In addition, all Non-Employee Directors are eligible to receive stock options and RSUs pursuant to the 2008 Stock Incentive Plan as described below.
In addition, the Chairman of the Audit Committee receives $30,000, the Chairman of the Compensation Committee receives $18,000, the Chairman of the Nominating Committee receives $14,000 and the Chairman of the Executive Committee receives $10,000 in annual cash compensation. Each member of the Audit Committee (other than the Chairman) receives $15,000, each member of the Compensation Committee (other than the Chairman) receives $10,000, each member of the Nominating Committee (other than the Chairman) receives $6,000 and each non-employee member of the Executive Committee receives $5,000 in annual cash compensation. The lead independent director receives $20,000 in annual cash compensation.
Our 2008 Stock Incentive Plan provides that Non-Employee Directors will receive equity awards as follows:
•	upon initial election or appointment to the Board of Directors, an award of a nonqualified stock option to purchase 25,000 shares of Common Stock; and
•
upon election as a continuing member of the Board of Directors, an award of a nonqualified stock option to purchase 12,333 shares of Common Stock and 2,055 RSUs, in each case, prorated for partial years. The foregoing split between stock options and RSUs is based on a two-thirds and one-third mix of stock options to RSUs, respectively, using a three to one ratio of stock options to RSUs in calculating the number of RSUs.

In addition, in fiscal 2009, we implemented minimum stock ownership guidelines to be achieved within a five-year period of the date of the Annual Meeting on June 17, 2009. These guidelines provide for target stockholdings in an amount equal to three times a Non-Employee Director’s then-annual cash retainer. Such guidelines will be deemed satisfied if the Non-Employee Director holds, by the end of the applicable five-year period, at least that number of shares of our Common Stock equal to the value of the target amount divided by our stock price on the date of the 2009 Annual Meeting. In determining whether a Non-Employee Director meets the guidelines, we consider owned shares and vested restricted or deferred stock units, but we do not consider stock options.
DIRECTOR COMPENSATION TABLE
As described more fully below, the following table summarizes the annual cash compensation for the Non-Employee Directors serving as members of our Board of Directors during fiscal 2009.

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
Name	in Cash	Awards(1)	Awards(1)	Compensation	Earnings(2)	Compensation	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Michael D. Casey	$96,500	$92,352	$251,585	—	—	—	$440,437
Carrie Cox	$15,000	$—	$469,528	—	—	—	$484,528
Rodman L. Drake	$81,500	$92,352	$251,585	—	—	—	$425,437
Arthur Hull Hayes, Jr., M.D. (3)	$72,500	$92,352	$251,585	—	—	—	$416,437
Gilla Kaplan, Ph.D.	$74,000	$92,352	$251,585	—	—	—	$417,937
James J. Loughlin	$97,500	$92,352	$251,585	—	—	—	$441,437
Ernest Mario, Ph.D.	$68,500	$92,352	$251,585	—	—	—	$412,437
Walter L. Robb, Ph.D.	$82,000	$92,352	$251,585	—	—	—	$425,937

(1)
The value of stock awards in column (c) and stock options in column (d) equals the fair value at date of grant, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The value is calculated in accordance with FASB ASC 718. The assumption used in determining the grant date fair values of these awards are set forth in note 15 to our consolidated financial statements included in our Annual Report Form 10-K for fiscal 2009 filed with the SEC.

At December 31, 2009, the aggregate number of outstanding stock option awards held by each Non-Employee Director was: Mr. Casey—187,208 shares; Ms. Cox—25,000 shares; Mr. Drake—74,708 shares; Dr. Hayes—187,208 shares; Dr. Kaplan—287,208 shares; Mr. Loughlin—58,458 shares; Dr. Mario—52,583 shares; and Dr. Robb—52,208 shares.

(2)	We do not have a pension plan or a nonqualified deferred compensation plan for our Non-Employee Directors.

(3)	Arthur Hull Hayes, Jr., M.D., who served as a member of our Board of Directors, passed away on February 11, 2010.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes shares of our Common Stock to be issued upon exercise of options and warrants, the weighted-average exercise price of outstanding options and warrants and options available for future issuance pursuant to our equity compensation plans as of December 31, 2009:

	Number of	Weighted
	Securities to	Average
	be Issued Upon	Exercise Price	Number of
	Exercise of	of Outstanding	Securities Remaining
	Outstanding	Options,	Available for Future
	Options, Warrants	Warrants and	Issuance Under Equity
Plan Category	and Rights	Rights	Compensation Plans

Equity compensation plans approved by security holders(1)	37,033,574	$45.52	25,899,044

Equity compensation plans not approved by security holders	991,770	$8.87	—

Total	38,025,344	$44.55	25,899,044

(1)
Amount includes 502,440 of RSUs, issuable pursuant to our 2008 Stock Incentive Plan. These shares were excluded when calculating the weighted average exercise price of Outstanding Options, Warrants and Rights.

The Anthrogenesis Corporation Qualified Employee Incentive Stock Option Plan, or the Qualified Plan, has not been approved by our stockholders. As a result of our acquisition of Anthrogenesis on December 31, 2002, we acquired the Qualified Plan and the Anthrogenesis Nonqualified Recruiting and Retention Stock Option Plan, or the Anthrogenesis Nonqualified Plan. No future awards will be granted under the Anthrogenesis Nonqualified Plan. The Qualified Plan authorizes the award of incentive stock options, which are stock options that qualify for special federal income tax treatment. The exercise price of any stock option granted under the Qualified Plan may not be less than the fair market value of Common Stock on the date of grant. In general, each option granted under the Qualified Plan vests evenly over a four-year period and expires ten years from the date of grant, subject to earlier expiration in case of termination of employment. The vesting period is subject to certain acceleration provisions if a change in control occurs. No award will be granted under the Qualified Plan on or after December 31, 2007.
In connection with our acquisition of Pharmion on March 7, 2008, we assumed the Pharmion Corporation 2000 Stock Incentive Plan and the outstanding, unvested stock options to purchase shares of Pharmion common stock granted thereunder. Such outstanding, unvested stock options were converted in the acquisition transaction into equivalent stock options to purchase shares of our common stock on the same general terms and conditions as the original awards. There will be no new awards issued under the Pharmion Corporation 2000 Stock Incentive Plan.

Audit Committee Report
Pursuant to rules adopted by the SEC designed to improve disclosures related to the functioning of corporate audit committees and to enhance the reliability and credibility of financial statements of public companies, the Audit Committee of our Board of Directors submits the following report:
Audit Committee Report to Stockholders
The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee is composed of four directors, each of whom is independent as defined by the Nasdaq Listing Rules. The Audit Committee operates under a written charter approved by the Board of Directors and held seven meetings in fiscal 2009. A copy of the charter has been filed as Appendix A to our proxy statement for our 2004 Annual Meeting filed on April 29, 2004 and is available on the Company’s website at http://www.celgene.com by choosing the “Investor Relations” link then clicking on the “Corporate Governance” section.
Management is responsible for the Company’s internal controls over financial reporting, disclosure controls and procedures and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting in accordance with Public Company Accounting Oversight Board — U.S. (PCAOB) standards and to issue reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes, including the activities of the Internal Audit function. The Audit Committee has established a mechanism to receive, retain and process complaints on auditing, accounting and internal control issues, including the confidential, anonymous submission by employees, vendors, customers and others of concerns on questionable accounting and auditing matters.
In connection with these responsibilities, the Audit Committee met with management and the independent registered public accounting firm to review and discuss the December 31, 2009 audited consolidated financial statements. The Audit Committee also discussed with the independent registered public accounting firm the matters required by Statement on Auditing Standards Update No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the PCAOB in Rule 3200T. In addition, the Audit Committee received the written disclosures from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed the independent registered public accounting firm’s independence from the Company and its management.
Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm, and the Audit Committee’s review of the representations of management and the independent registered public accounting firm, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for fiscal 2009 filed with the SEC.
The Audit Committee also recommended to the Board of Directors, and the Board has approved, subject to stockholder ratification, the selection of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2010.

Respectfully submitted,

THE AUDIT COMMITTEE

James J. Loughlin, Chairman
Gilla Kaplan, Ph.D.
Walter L. Robb, Ph.D.
Carrie S. Cox

PROPOSAL TWO:
Registered Public Accounting Firm
The Board of Directors, upon the recommendation of its Audit Committee, has appointed KPMG LLP, to serve as our independent registered public accounting firm, to audit our consolidated financial statements and the effectiveness of our internal control over financial reporting for the current year. Representatives of KPMG LLP are expected to be present at the meeting of stockholders and will be given an opportunity to make a statement if they so desire. They are expected to be available to respond to appropriate questions.
We are asking our stockholders to ratify the selection of KPMG LLP as our independent registered public accounting firm. Although ratification is not required by our By-laws or otherwise, the Board is submitting the selection of KPMG LLP to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders fail to ratify the selection, it will be considered as a direction to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm, subject to ratification by the Board, at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.
Principal Accountant Fees and Services
The following table summarizes fees payable for services provided to us by our independent registered public accounting firm, which were pre-approved by the Audit Committee, for fiscal 2008 and fiscal 2009.

	2008	2009
Audit Fees	$4,208,000	$4,292,000
Audit-Related Fees	$35,000	$38,000
Tax Fees	—	$140,000
Other	—	—
Audit Fees: include fees for professional services rendered for the audits of the consolidated financial statements and effectiveness of internal control over financial reporting of the Company, quarterly reviews, statutory audits, consents and assistance with and review of documents filed with the SEC.
Audit-Related Fees: include fees for audit-related services consisting of employee benefit plan audits.
Tax Fees: include fees for tax services, including tax compliance, tax advice and tax planning.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.
The proposal to ratify the Audit Committee’s selection of KPMG LLP will require the affirmative vote of the holders of a majority of the shares of Common Stock cast in person or by proxy.
RECOMMENDATION OF THE BOARD OF DIRECTORS
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR THE ADOPTION OF PROPOSAL TWO.

STOCKHOLDER PROPOSALS
Stockholders wishing to include proposals in the proxy material in relation to our Annual Meeting to be held on or about June 15, 2011 must submit the same in writing to Celgene Corporation, 86 Morris Avenue, Summit, New Jersey 07901, Attention: Corporate Secretary, so as to be received at our executive office on or before January 3, 2011. Such proposals must also meet the other requirements and procedures prescribed by Rule 14a-8 under the Exchange Act relating to stockholders’ proposals.
Stockholders who intend to present a proposal at the 2011 Annual Meeting, without including such proposal in our proxy statement, must provide our Secretary with written notice of such proposal no later than April 15, 2011. If the stockholder does not also comply with the requirements of Rule 14a-4 under the Exchange Act, we may exercise discretionary voting authority under proxies we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination.
DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS
To the extent we deliver a paper copy of the proxy materials to stockholders, the SEC rules allow us to deliver a single copy of proxy materials to any household at which two or more stockholders reside, if we believe the stockholders are members of the same family.
We will promptly deliver, upon oral or written request, a separate copy of the proxy materials to any stockholder residing at the same address as another stockholder and currently receiving only one copy of the proxy materials who wishes to receive his or her own copy. Requests should be directed to our Corporate Secretary by phone at (908) 673-9000 or by mail to Celgene Corporation, 86 Morris Avenue, Summit, New Jersey 07901.
OTHER MATTERS
Upon written request addressed to our Corporate Secretary at 86 Morris Avenue, Summit, New Jersey 07901 from any person solicited herein, we will provide, at no cost, a copy of our fiscal 2009 Annual Report on Form 10-K filed with the SEC.
Our Board of Directors does not know of any matter to be brought before the Annual Meeting other than the matters set forth in the Notice of Annual Meeting of Stockholders and matters incident to the conduct of the Annual Meeting. However, if any other matter should properly come before the Annual Meeting, the persons named in the enclosed proxy card will have discretionary authority to vote all proxies with respect thereto in accordance with their best judgment.

By Order of the Board of Directors,

SOL J. BARER, PH.D.
Chairman of the Board and
Chief Executive Officer
May 3, 2010
YOU HAVE THE OPTION OF VOTING YOUR PROXY VIA THE INTERNET AT WWW.PROXYVOTE.COM OR TOLL FREE VIA TOUCH-TONE PHONE AT 800-690-6903. YOU MAY VOTE UP UNTIL 11:59 P.M. EASTERN TIME ON JUNE 15, 2010.
ALTERNATIVELY, STOCKHOLDERS MAY CHOSE TO VOTE BY MAIL VIA PROXY. IF YOU WISH TO VOTE BY PROXY, WE WILL PROMPTLY DELIVER, UPON ORAL OR WRITTEN REQUEST, A COPY OF THE PROXY MATERIALS TO ANY STOCKHOLDER WHO WISHES TO RECEIVE HIS OR HER OWN WRITTEN COPY. WE WILL FILL YOUR REQUEST IN THREE BUSINESS DAYS. YOU MAY REQUEST PAPER OR E-MAIL DELIVERY BY CALLING 800-579-1639 OR BY MAIL TO CELGENE CORPORATION, 86 MORRIS AVENUE, SUMMIT, NEW JERSEY 07901.
UPON RECEIPT OF A PROXY CARD, YOU ARE REQUESTED TO DATE AND SIGN THE PROXY AND RETURN IT IN THE SELF-ADDRESSED ENVELOPE WE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOUR PROMPT RESPONSE WILL BE HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.

Appendix A
Celgene Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Net Income
(In thousands, except per share data)

		Year Ended
		December 31, 2009

Net income — GAAP		$776,747

Before tax adjustments:
Net product sales:
Pharmion products to be divested	(1)	(12,654)

Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense	(2)	4,444
Pharmion inventory step-up	(3)	354
Pharmion products to be divested	(1)	8,262
EntreMed intercompany royalty	(4)	(585)

Research and development:
Share-based compensation expense	(2)	64,751
Upfront collaboration payments	(5)	34,500

Selling, general and administrative:
Share-based compensation expense	(2)	74,624

Amortization of acquired intangible assets	(6)	83,403

Equity in losses of affiliated companies	(7)	1,449

Net income tax adjustments	(8)	(63,973)

Net income — non-GAAP		$971,322

Per common share — non-GAAP:
Net income — basic		$2.11
Net income — diluted		$2.08

Explanation of adjustments:

(1)	Exclude sales and costs related to former non-core Pharmion Corp. products to be divested.

(2)	Exclude share-based compensation expense totaling $143,819.

(3)	Exclude acquisition-related Pharmion Corp. inventory step-up adjustment to fair value expensed.

(4)	Exclude the Company’s share of THALOMID royalties payable to EntreMed, Inc.

(5)	Exclude upfront payments for research and development collaboration arrangements with GlobeImmune, Inc. and Array BioPharma, Inc. of $30,000 and $4,500, respectively.

(6)	Exclude amortization of acquired intangible assets from the acquisition of Pharmion Corp.

(7)	Exclude the Company’s share of equity losses in EntreMed, Inc.

(8)	Net income tax adjustments reflect the estimated tax effect of the above adjustments.

C/O AMERICAN STOCK TRANSFER AND TRUST COMPANY
59 MAIDEN LANE
NEW YORK, NY 10031
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 15, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by Celgene Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 15, 2010. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

	For	Withhold	For All
	All	All	Except
The Board of Directors recommends that you vote FOR the following:	☐	☐	☐

1. Election of Directors Nominees

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

01 Sol J. Barer, Ph.D.	02 Robert J. Hugin	03 Michael D. Casey	04 Carrie S. Cox	05 Rodman L. Drake
06 Gilla Kaplan, Ph.D.	07 James J. Loughlin	08 Ernest Mario, Ph.D.	09 Walter L. Robb, Ph.D.

The Board of Directors recommends you vote FOR the following proposal(s):	For	Against	Abstain

2. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐

NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion.

	Yes	No

Please indicate if you plan to attend this meeting	☐	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report on Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com.

CELGENE CORPORATION
Annual Meeting of Stockholders
June 16, 2010
This Proxy is Solicited on Behalf of the Board of Directors
The stockholder(s) hereby appoint(s) Sol J. Barer, Ph.D., and Robert J. Hugin, and each of them, as proxies, each with the power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Celgene Corporation (the “Company”) that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 P.M., Eastern Time, on June 16, 2010, at the offices of the Company, 86 Morris Avenue, Summit, NJ 07901, and at any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE
Continued and to be signed on reverse side